Exhibit (a)(1)

This document is important and requires your immediate attention. If you are in doubt as to how to respond to the BHP Offer described in this Directors’ Circular, you should consult with your investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

OF THE OFFER BY

BHP BILLITON DEVELOPMENT 2 (CANADA) LIMITED

a wholly-owned indirect subsidiary of

BHP Billiton Plc

TO PURCHASE ALL OF THE COMMON SHARES OF

POTASH CORPORATION OF SASKATCHEWAN INC.

FOR US$130 IN CASH PER SHARE

RECOMMENDATION TO SHAREHOLDERS

The Board of Directors of PotashCorp UNANIMOUSLY Recommends that

Shareholders REJECT the BHP Offer and NOT TENDER their Common Shares.

Any Shareholder who has tendered his or her Common Shares to the BHP Offer should

WITHDRAW those Common Shares.

Notice to United States Securityholders:

The BHP Offer to which this Directors’ Circular relates is made for the securities of a Canadian issuer. The enforcement by investors of civil liabilities under United States federal securities law may be affected adversely by the fact that the issuer is located in a foreign country and that some of its officers and directors are residents of a foreign country.

August 23, 2010

QUESTIONS AND ANSWERS ABOUT THE INADEQUATE BHP OFFER

Capitalized terms used but not defined herein have the meanings ascribed thereto in the Directors’ Circular.

Should I accept or reject the BHP Offer?

The PotashCorp Board UNANIMOUSLY recommends that Shareholders REJECT the BHP Offer and NOT TENDER their Common Shares. Each of the directors and officers of PotashCorp ARE NOT tendering their Common Shares to the BHP Offer, which the PotashCorp Board views as offering wholly-inadequate consideration to Shareholders.

How do I reject the BHP Offer?

You do not need to do anything. DO NOT tender your Common Shares.

Can I withdraw my Common Shares if I have already tendered?

YES. According to the BHP Circular, you can withdraw your Common Shares:

(a)	at any time until your Common Shares have been taken up by BHP;

(b)	if your Common Shares have not been paid for by BHP within three business days after having been taken up by BHP; and

(c)	in certain other circumstances described under “How to Withdraw your Deposited Common Shares” in this Directors’ Circular.

How do I withdraw my Common Shares?

PotashCorp recommends you contact your broker, or Georgeson or Innisfree, the information agents retained by PotashCorp, at the numbers listed at the end of this Q&A, for information on how to withdraw your Common Shares.

Why does the PotashCorp Board believe that the BHP Offer should be rejected?

The PotashCorp Board believes that the BHP Offer is not in the best interests of PotashCorp, its Shareholders and other stakeholders. The PotashCorp Board took into account numerous factors including, but not limited to, the PotashCorp Board’s beliefs set out below in reaching its UNANIMOUS recommendation that Shareholders REJECT the BHP Offer and NOT TENDER their Common Shares to the BHP Offer:

•	PotashCorp is a uniquely valuable asset.

•	The BHP Offer fails to reflect PotashCorp’s prospects for continued growth and Shareholder value creation.

•	The BHP Offer is timed to deprive Shareholders of full value.

•	The BHP Offer represents a wholly-inadequate premium for control.

•	The consideration offered under the BHP Offer represents a 13.1% DISCOUNT to the closing price of the Common Shares on August 20, 2010, the last trading day prior to the date of this Directors’ Circular.

•	PotashCorp’s Financial Advisors have each provided a written opinion to the Board that, as of the date of such opinions, the consideration being offered pursuant to the BHP Offer was inadequate, from a financial point of view, to Shareholders (other than the Offeror and any of its affiliates).

•	Superior offers or other alternatives are expected to emerge.

•	The BHP Offer is coercive and is not a “Permitted Bid” under PotashCorp’s Shareholder Rights Plan.

•	The BHP Offer is highly conditional.

Shareholders are strongly encouraged to carefully review the full explanation of the reasons for the PotashCorp Board’s recommendation set out on pages 2 to 14 of this Directors’ Circular, including the written opinions, dated August 22, 2010, from each of PotashCorp’s financial advisors, BofA Merrill Lynch, Goldman, Sachs & Co. and RBC Capital Markets to the effect that, on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, as of the date of such opinion, the consideration being offered under the BHP Offer was inadequate, from a financial point of view, to Shareholders (other than the Offeror and any of its affiliates). The opinions were provided for the information and assistance of the PotashCorp Board in connection with its consideration of the BHP Offer. The opinions do not constitute a recommendation to shareholders as to whether they should tender their shares to the BHP Offer.

My broker advised me to tender my Common Shares. Should I?

NO. The PotashCorp Board has UNANIMOUSLY recommended that Shareholders REJECT the BHP Offer and NOT TENDER their Common Shares to the BHP Offer.

Do I have to decide now?

NO. You do not have to take any action at this time. The BHP Offer is scheduled to expire at 11:59 p.m. (Eastern time) on October 19, 2010, is subject to a number of conditions that have yet to be satisfied and you do not take any action until closer to the expiry date of the BHP Offer to ensure that you are able to consider all of the options available to you.

However, to reject the BHP Offer you need not do anything. If you have already tendered your Common Shares to the BHP Offer and you decide to withdraw these Common Shares from the BHP Offer, you must allow sufficient time to complete the withdrawal process prior to the expiry of the BHP Offer. For more information on how to withdraw your Common Shares, you should contact your broker or Innisfree or Georgeson, the information agents retained by PotashCorp, at the numbers listed below.

Who do I ask if I have more questions?

The PotashCorp Board recommends that you read the information contained in this Directors’ Circular carefully. You should contact Innisfree or Georgeson, the information agents retained by PotashCorp, with any questions or requests for assistance that you might have.

In Canada:	In the United States (and elsewhere outside of Canada):

100 University Avenue 11th Floor, South Tower Toronto, Ontario M5J 2Y1 North American Toll Free Number: 1-866-425-8527

501 Madison Avenue, 20th Floor
New York, New York 10022 USA

Shareholders Call Toll-free in the United
States: 1-877-717-3923

Free phone in the E.U.: 00-800-7710-9970

Banks, Brokers and from Other Locations
Call: 1-212-750-5833

FORWARD-LOOKING STATEMENTS

Certain statements in this Directors’ Circular may constitute forward-looking statements or forward-looking information (“forward-looking statements”). These statements can be identified by expressions of belief, expectation or intention, as well as those statements that are not historical fact. These statements are based on certain factors and assumptions, including with respect to foreign exchange rates, expected growth, results of operations, performance, business prospects and opportunities, valuation and effective tax rates. While PotashCorp considers these factors and assumptions to be reasonable based on information currently available, they may prove to be incorrect. Several factors could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: actions taken by BHP; actions taken by shareholders of PotashCorp (the “Shareholders”) in respect of the BHP Offer (as defined herein); the possible effect of the BHP Offer on PotashCorp’s business; fluctuations in supply and demand in fertilizer, sulphur, transportation and petrochemical markets; changes in competitive pressures, including pricing pressures; the recent global financial crisis and conditions and changes in credit markets; the results of sales contract negotiations with major markets; timing and amount of capital expenditures; risks associated with natural gas and other hedging activities; changes in capital markets and corresponding effects on PotashCorp’s investments; changes in currency and exchange rates; unexpected geological or environmental conditions, including water inflow; strikes or other forms of work stoppage or slowdowns; changes in, and the effects of, government policy and regulations; and earnings, exchange rates and the decisions of taxing authorities, all of which could affect PotashCorp’s effective tax rates. Additional risks and uncertainties can be found in PotashCorp’s Form 10-K for the financial year ended December 31, 2009 under the captions “Forward-Looking Statements” and “Item 1A — Risk Factors” and in PotashCorp’s other filings with the US Securities and Exchange Commission and Canadian provincial securities commissions. Forward-looking statements are given only as at the date of this Directors’ Circular and PotashCorp disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF CERTAIN NON-GAAP MEASURES

PotashCorp prepares its financial statements in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”).

In this Directors’ Circular, figures in respect of EBITDA are provided in respect of PotashCorp. References in this Directors’ Circular to “EBITDA” are to income or loss from continuing operations before depreciation and amortization, interest and income taxes. EBITDA is not a measure of financial performance (nor does it have a standardized meaning) under Canadian GAAP. The Company uses both GAAP and certain non-GAAP measures to access performance. Management believes these non-GAAP measures provide useful supplemental information to Shareholders in order that they may evaluate PotashCorp’s financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with Canadian GAAP. For historical periods, a reconciliation of EBITDA to net income (loss) from continuing operations is contained in PotashCorp’s Financial Review Annual Report for the fiscal year ended December 31, 2009 on pages 76-78, which is attached as Exhibit 13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

CURRENCY

All dollar references in this Directors’ Circular are in United States dollars, unless otherwise indicated. On August 20, 2010, the noon rate of exchange as reported by the Bank of Canada was C$1.00 = US$0.9524 and US$1.00 = C$1.05.

AVAILABILITY OF DISCLOSURE DOCUMENTS

PotashCorp is a reporting issuer in all provinces of Canada and files its continuous disclosure documents and other documents with the Canadian securities regulatory authorities in each such province and with the United States Securities and Exchange Commission. Continuous disclosure documents are available at www.sedar.com and www.sec.gov.

i

SUMMARY

The information set out below is intended as a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. This Directors’ Circular should be read carefully and in its entirety as it provides important information regarding PotashCorp and the BHP Offer. Capitalized terms used but not defined in this Summary have the meanings ascribed thereto in the Directors’ Circular.

DIRECTORS’ RECOMMENDATION

After careful consideration, including a thorough review by the PotashCorp Board, in consultation with its financial and legal advisors, of the terms and conditions of the BHP Offer, the PotashCorp Board, by unanimous vote of the directors at a meeting held on August 22, 2010, determined that the BHP Offer is not in the best interests of PotashCorp, its Shareholders and other stakeholders.

Accordingly, for the reasons described in more detail below, the PotashCorp Board UNANIMOUSLY recommends that Shareholders REJECT the BHP Offer and NOT TENDER their common shares to the BHP Offer.

REASONS FOR THE RECOMMENDATION

As more fully described under “Analysis and Reasons for the PotashCorp Board’s Conclusion and Recommendation”, the PotashCorp Board took into account numerous factors in reaching its determination including, but not limited to, the reasons set forth below:

1.	PotashCorp is a uniquely valuable asset.

The PotashCorp Board believes that the Company is uniquely positioned as the premier global potash producer with unparalleled assets in an industry where supply is characterized by substantial barriers to entry, few producers, low government ownership and no known product substitutes. At the same time, demand-side drivers are strong and irrefutable. The Company believes that PotashCorp is uniquely positioned to benefit from these dynamics and that the BHP Offer fails to adequately compensate Shareholders for this strategic position and scarcity value. In addition, PotashCorp believes that the BHP Offer does not reflect PotashCorp’s substantial recent and ongoing investments to increase capacity, the value of PotashCorp’s strategic equity investments in China, Chile, Jordan and Israel and PotashCorp’s unmatched ability to meet the needs of North American customers and growing offshore potash markets.

2.	The BHP Offer fails to reflect PotashCorp’s prospects for continued growth and Shareholder value creation.

PotashCorp is poised to deliver strong earnings growth as agricultural fundamentals continue to strengthen and demand for its products rises. The Company believes that the potash market is approaching an inflection point, characterized by increasing global demand for potash and higher prices. Along with its significant portfolio of high-quality, low-cost assets in Canada, its strategic investments in other potash businesses uniquely position PotashCorp to capture a disproportionate share of demand and earnings growth in the coming years. PotashCorp’s Board and management team are highly confident that the Company can continue its strong track record of success, realize upon the growth opportunities available to it in the current market environment, and deliver more value to Shareholders than the inadequate BHP Offer.

3.	The BHP Offer is timed to deprive Shareholders of full value.

The PotashCorp Board believes that the timing of the BHP Offer is highly opportunistic, that it represents an ill-disguised attempt to exploit an anomaly in the equity market valuation of PotashCorp and that BHP is opportunistically attempting to transfer the upside value in PotashCorp to its own shareholders at the expense of PotashCorp Shareholders. The Company believes that BHP intentionally launched the BHP Offer just as the fertilizer industry is emerging from an unprecedented demand decline associated with the global economic downturn, in order to seize the value that PotashCorp is poised to create. PotashCorp is uniquely positioned to capitalize on growth opportunities present in its industry. Given the demand growth and margin potential anticipated in the months and years ahead, the PotashCorp Board believes that the continued execution of PotashCorp’s strategic plan will deliver substantially more value to Shareholders than the BHP Offer.

4.	The BHP Offer represents a wholly-inadequate premium for control.

At US$130 per share, BHP is proposing a premium of only 16% over PotashCorp’s closing stock price on August 16, 2010, the day before PotashCorp’s announcement of BHP’s unsolicited proposal. This low premium does not, in PotashCorp’s view, reflect the strategic importance, scarcity value or quality of PotashCorp’s assets, nor the unique investment opportunity PotashCorp affords to BHP or any other potential acquiror. The premium being offered is substantially inferior to control premiums paid for other marquee Canadian-based resource companies.

5.	The consideration offered under the BHP Offer represents a 13.1% DISCOUNT to the closing price of the Common Shares on August 20, 2010, the last trading day prior to the date of this Directors’ Circular.

Since the announcement of BHP’s unsolicited approach on August 17, 2010, the Common Shares have consistently traded above the Offer Price. PotashCorp believes that the performance of the Common Shares during this period is a strong indicator that the market believes that the BHP Offer undervalues the Common Shares.

6.	PotashCorp’s Financial Advisors have each provided a written opinion to the Board that the consideration being offered pursuant to the BHP Offer was, as of the date of such opinions, inadequate, from a financial point of view, to Shareholders (other than the Offeror and any of its affiliates).

The PotashCorp Board has received written opinions dated August 22, 2010 from each of BofA Merrill Lynch, Goldman, Sachs & Co. and RBC Capital Markets to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications stated in their respective opinions, the consideration offered by BHP under the BHP Offer was inadequate, from a financial point of view, to Shareholders (other than the Offeror and any of its affiliates).

7.	Superior offers or other alternatives are expected to emerge.

Since August 12, 2010, the date that BHP first approached PotashCorp in respect of the BHP Offer, the PotashCorp Board, together with PotashCorp’s management team and financial and legal advisors, have been working to evaluate a range of strategic alternatives that may enhance Shareholder value. PotashCorp has been approached by, and has initiated contact with, a number of third parties who have expressed an interest in considering alternative transactions. Discussions are being pursued with several of these third parties in order to generate value enhancing alternatives.

8.	The BHP Offer is coercive and not a “Permitted Bid” under PotashCorp’s Shareholder Rights Plan.

PotashCorp’s Shareholder Rights Plan enables potential acquirors to make a “Permitted Bid” without the approval of the PotashCorp Board. Among other things, a Permitted Bid provides the PotashCorp Board with additional time for the exploration, development and pursuit of alternatives that could enhance Shareholder value. A Permitted Bid also makes it more likely that holders of Common Shares have sufficient time to consider all appropriate alternatives and do not feel compelled to accept a bid for fear that other Shareholders would tender and they would remain as minority shareholders in a corporation with a new controlling shareholder, and with significantly less liquidity and the absence of any takeover premium. BHP was able to make a Permitted Bid as the Shareholder Rights Plan was adopted and announced, and a copy publicly filed, prior to the BHP Offer being mailed, but BHP chose not to make a Permitted Bid.

9.	The BHP Offer is highly conditional.

The PotashCorp Board is concerned about the fact that the BHP Offer is highly conditional, to the benefit of BHP. There are conditions which are not subject to a materiality threshold or other objective criteria but rather provide BHP with a broad range of grounds upon which it may decline to proceed with the BHP Offer, with the result that the tendering of Common Shares to the BHP Offer could, under certain circumstances, effectively constitute little more than the grant of an option to BHP to acquire Common Shares.

Shareholders are strongly encouraged to carefully review the full explanation of the reasons for the PotashCorp Board’s recommendation set out on pages 2 to 14 of this Directors’ Circular, including the written opinions dated August 22, 2010 from each of PotashCorp’s financial advisors, BofA Merrill Lynch, Goldman, Sachs & Co. and RBC Capital Markets, to the effect that on the basis of the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, as of the date of such opinion, the consideration being offered under the BHP Offer was inadequate, from a financial point of view, to Shareholders (other than the Offeror and any of its affiliates).

Accordingly, the Board of Directors of PotashCorp UNANIMOUSLY recommends that Shareholders

REJECT the BHP Offer and NOT TENDER their Common Shares.

Any Shareholder who has tendered his or her Common Shares to the BHP Offer should WITHDRAW those Common Shares.

REJECTION OF THE BHP OFFER

To REJECT the BHP Offer, you do not need to do anything. If you have tendered your Common Shares to the BHP Offer, you can withdraw them until they are taken up under the BHP Offer. The PotashCorp Board recommends that you withdraw any tendered Common Shares immediately. See “How to Withdraw Your Deposited Common Shares” in this Directors’ Circular.

INTENTION OF DIRECTORS AND OFFICERS WITH RESPECT TO THE BHP OFFER

Each of the directors and officers of PotashCorp have indicated their intention to reject the BHP Offer and not tender any of their Common Shares to the BHP Offer.

DIRECTORS’ CIRCULAR

The BHP Offer

This directors’ circular (the “Directors’ Circular”) relates to the unsolicited offer by BHP Billiton Development 2 (Canada) Limited (a wholly-owned indirect subsidiary of BHP Billiton Plc) (“BHP” or the “Offeror”) to purchase all of the issued and outstanding common shares (the “Common Shares”) of Potash Corporation of Saskatchewan Inc. (“PotashCorp” or the “Company”) for US$130 per Common Share in cash (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer and Circular dated August 20, 2010 (the “Offer and Circular”), and in the related Letter of Transmittal (the “Letter of Transmittal”) and Notice of Guaranteed Delivery (which, collectively, constitute the “BHP Offer”).

The BHP Offer is described in the Offer and Circular filed by the Offeror with the securities regulators in Canada and the United States on August 20, 2010. According to the Offer and Circular, the BHP Offer will expire at 11:59 p.m., Eastern time, on October 19, 2010, unless the Offeror extends or withdraws the BHP Offer.

The BHP Offer is subject to a number of conditions, including that more than 50% of the Common Shares, on a fully-diluted basis, are tendered to the BHP Offer.

The information herein relating to BHP and the BHP Offer has been derived from the Offer and Circular. The PotashCorp Board of Directors (the “PotashCorp Board”) does not assume any responsibility for the accuracy or completeness of such information.

POTASHCORP

PotashCorp is the world’s largest integrated fertilizer and related industrial and feed products company. PotashCorp is the largest producer of potash worldwide by capacity, the third largest producer of phosphates worldwide by capacity and the third largest nitrogen producer worldwide by ammonia capacity.

PotashCorp owns and operates five potash mines in Saskatchewan and one in New Brunswick. It also holds mineral rights at the Esterhazy mine and potash is produced under a mining and processing agreement with a third party.

The Company’s phosphate operations include the manufacture and sale of solid and liquid phosphate fertilizers, animal feed supplements and industrial acid, which is used in food products and industrial processes. The Company’s nitrogen operations involve the production of nitrogen fertilizers and nitrogen feed and industrial products, including ammonia, urea, nitrogen solutions, ammonium nitrate and nitric acid.

PotashCorp is organized under the laws of Canada with its principal executive offices located at 122-1st Avenue South, Suite 500, Saskatoon, Saskatchewan, Canada S7K 7G3.

PotashCorp’s authorized capital consists of an unlimited number of Common Shares without par value, of which 296,904,455 Common Shares were issued and outstanding as at August 23, 2010 and an unlimited number of first preferred shares, of which none are issued. As at August 23, 2010, there were 12,170,024 options to purchase Common Shares outstanding under PotashCorp’s stock option plans.

The Common Shares are traded on the Toronto Stock Exchange (“TSX”) and the New York Stock Exchange (“NYSE”) under the symbol “POT”.

DIRECTORS’ RECOMMENDATION

After careful consideration, including a thorough review by the PotashCorp Board, in consultation with its financial and legal advisors, of the terms and conditions of the BHP Offer, the PotashCorp Board, by unanimous vote of the directors at a meeting held on August 22, 2010, determined that the BHP Offer is not in the best interests of PotashCorp, the holders of its Common Shares (“Shareholders”) or other stakeholders.

Accordingly, for the reasons described in more detail below, the PotashCorp Board UNANIMOUSLY recommends that Shareholders REJECT the BHP Offer and NOT TENDER their Common Shares to the BHP Offer.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

If you have tendered your Common Shares, you can withdraw them. For assistance in withdrawing your Common Shares, you should contact your broker or PotashCorp’s information agents, Georgeson Shareholder Communications Canada Inc. (“Georgeson”) or Innisfree M&A Incorporated (“Innisfree”), at the addresses or phone numbers on the back page of this Directors’ Circular.

ANALYSIS AND REASONS FOR THE POTASHCORP BOARD’S CONCLUSION AND RECOMMENDATION

The following is a summary of the principal reasons for the UNANIMOUS recommendation of the PotashCorp Board to Shareholders that they REJECT the BHP Offer and NOT TENDER their Common Shares to the BHP Offer.

1.	PotashCorp is a Uniquely Valuable Asset.

The PotashCorp Board believes that PotashCorp is uniquely positioned as the premier global potash producer with unparalleled assets in an industry where supply is characterized by substantial barriers to entry, few producers, low government ownership and no known product substitutes. At the same time, demand-side drivers are strong and irrefutable. The growing global population means there are approximately 75 million additional people to feed every year, while at the same time, income is increasing and diets are improving in developing nations, all putting pressure on food supply and requiring increasing yields from existing farmland. The PotashCorp Board believes that PotashCorp is uniquely positioned to benefit from these dynamics and the BHP Offer fails to adequately compensate Shareholders for this strategic position and scarcity value. In addition, the PotashCorp Board believes that the BHP Offer does not reflect PotashCorp’s substantial recent and ongoing investments to increase capacity, the value of PotashCorp’s strategic equity investments in China, Chile, Jordan and Israel and PotashCorp’s unmatched ability to meet the needs of North American customers and growing offshore potash markets.

There are only 12 countries in the world that produce potash and PotashCorp is the largest producer by capacity, operating in a country widely considered to be one of the most politically stable. PotashCorp is also one of only two major producers whose equity is widely held among shareholders (K+S being the other). All other major competitors have significant controlling shareholders, either private individuals, corporations or sovereign entities, making any change of control of such competitors much more complex and significantly less likely. That PotashCorp is one of only two producers that is effectively available for purchase, and the only low cost producer, materially increases its scarcity value.

Limited Number of Accessible Potash Platforms for an Acquiror
2015 Projected World Potash Capacity of Existing Global Industry Participants

*	Based on operational capability (what PotashCorp could physically produce), while competitor capacity is based on stated nameplate, which could exceed operational capability.

Source: Fertecon, British Sulphur, IFA, PotashCorp

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

Moreover, the construction of a greenfield mine in Saskatchewan is estimated to take a minimum of seven years to complete, including production start-up. PotashCorp estimates the costs, including infrastructure and potential deposit purchases, to construct a greenfield mine could approach CDN$5 billion to produce two million tonnes of annual potash capacity. Taking these costs into account, the BHP Offer is significantly below the cost at which new operating assets equivalent to those of PotashCorp could be constructed on a greenfield basis. Such replacement cost estimates are somewhat theoretical in nature since they do not reflect the value of time — a minimum of seven years — to develop the assets, or take into account the unique attributes of PotashCorp’s particular assets, which cannot be re-created elsewhere. While the Company’s brownfield projects are all justified from a return on capital perspective under current potash pricing, that is not the case for greenfield opportunities. In fact, the PotashCorp Board believes potash prices would need to be roughly double current levels to provide an acceptable return on capital for a new market entrant, as is illustrated by the chart below.

Greenfield Investment Economics Unattractive at Current Potash Prices

Source: PotashCorp

This underscores the value of PotashCorp’s brownfield projects, which can be completed in less time and at a significantly lower cost relative to greenfield projects. Factoring in all projects between 2005 and 2015, PotashCorp’s brownfield development costs are estimated at approximately CDN$670 per tonne of annual potash capacity and take three to seven years to complete. By contrast, the Company estimates that greenfield projects cost between CDN$1,750 and CDN$2,500 per tonne of annual potash capacity and take a minimum of seven years to complete. PotashCorp Shareholders deserve to realize that value.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

PotashCorp is in a unique position within its industry. The Company is the largest potash producer by capacity and is projected to add a significant amount of new operational capability over the next five years. As world consumption for potash returns to its long-term trend line, the PotashCorp Board believes that PotashCorp’s expanding capabilities will allow the Company to achieve unmatched volume growth and the potential for higher prices.

Operational Capability and Growth Potential of Current Global Industry Participants

Source: Fertecon, British Sulphur, IFA, PotashCorp

The PotashCorp Board is of the view that the BHP Offer fails to adequately compensate Shareholders for the Company’s premier position in a strategically vital industry, and the scarcity of PotashCorp’s assets.

2.	The BHP Offer Fails to Reflect PotashCorp’s Prospects for Continued Growth and Shareholder Value Creation.

PotashCorp is poised to deliver strong earnings growth as agricultural fundamentals continue to strengthen and demand for its products rises. The Company believes the potash market is approaching an inflection point, characterized by increasing global demand for potash and higher prices. Along with its significant portfolio of high-quality, low-cost assets in Canada, its strategic investments in other potash businesses uniquely position PotashCorp to capture a disproportionate share of demand and earnings growth in the coming years.

PotashCorp has a Demonstrated Track Record of Successfully Delivering Growth

PotashCorp has a strong track record of growth, having achieved an impressive compound annual growth rate (“CAGR”) in revenue and EBITDA over the past eight years of 13% and 28%, respectively. From 2002 until 2007, prior to the sharp rise and subsequent decrease in fertilizer prices, PotashCorp achieved a CAGR in revenue and EBITDA of 20% and 39%, respectively.

Since January 1, 2002, the Company’s stock price has increased at a CAGR of 25%, significantly outpacing the TSX Composite Index, the New York Stock Exchange Composite Index, the S&P 500 Index, as well as the DAX Global Agribusiness Index (as applicable) during the same period.

The PotashCorp Board and management team are highly confident that the Company can continue its strong track record of success, realize upon the growth opportunities available to it in the current market environment, and deliver more value to Shareholders than the inadequate BHP Offer. Prior to BHP’s unsolicited approach, the PotashCorp Board had no plans to sell PotashCorp and anticipated significant growth as a stand-alone company.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

Agricultural Fundamentals are Strengthening

As can be seen from the charts below, the powerful long-term drivers of the fertilizer business — population and income growth, as well as improving diets in developing nations — changed little throughout the global economic downturn and are expected to fuel near and medium-term demand for food. At the same time, global grain inventories remain historically low, resulting in crop prices well above historical averages.

Population and Income Growth Drive Food Consumption

Source: USDA, FAO, UN, PotashCorp

Crop Prices Remain Well Above Historical Averages
July 2010 Price — Percentage Increase Compared to 2000-2009 Average

Source: World Bank

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

The rising demand for food — together with historically low global grain inventories and high crop prices — is expected to support a powerful period of growth for agriculture and provide farmers with a strong incentive to maximize crop production. PotashCorp believes that these trends will, in turn, increase demand for fertilizer and enhance the Company’s earnings. Indeed, Q2 2010 volumes for potash were nearly five times the level they were in the same quarter last year and PotashCorp is beginning to see gross margin improvements and increased contributions from its equity investments in other global potash producers.

PotashCorp Firmly Believes the Potash Market is on the Verge of an Inflection Point

As illustrated in the charts below, market data strongly suggests that the fertilizer market, and in particular potash, is on the verge of an inflection point where demand is returning to historical trend-line growth, supply will tighten, and pricing will improve.

Recent Signs of Return to Long Term Growth Trend

Source: Bloomberg, IPNI, PotashCorp

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

The PotashCorp Board believes this inflection point is a precursor to improved supply/demand dynamics that will challenge producers to maintain pace with farmer needs. The Company expects global potash consumption to reach approximately 50 million tonnes in 2010, and at least 55 million tonnes in 2011.

World Potash Shipments — Returning to Period of Growth

Source: Fertecon, PotashCorp

PotashCorp has an Unmatched Ability to Capture a Disproportionate Share of Future Growth Opportunities

PotashCorp has made and continues to make investments to capitalize on the expected market opportunity that lies ahead. As depicted in the charts below, with 3.5 million tonnes of incremental operational capability that has already been paid for, and another 5.9 million tonnes of incremental operational capability in progress, the Company is expected to nearly double its operational capability between 2005 and 2015. The Company believes that its plans for expansion are unmatched in the industry, and are expected to provide significant future value for Shareholders.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

Expanding Capability Provides Opportunity for Earnings Growth

Source: PotashCorp

Outside of Canada, PotashCorp has continued to make strategic equity investments in important potash producing regions and markets like China, Chile, Jordan and Israel.

As at August 16, 2010, the day prior to the Company’s announcement of BHP’s unsolicited approach, PotashCorp estimates that approximately $9.00 to $14.00 per Common Share of value related to these strategic equity investments was not reflected in the closing price of the Common Shares. The full market value of the Company’s strategic equity investments as at such date was approximately $8.0 billion1. However, using the trading multiples attributed to PotashCorp’s public market valuation, multiplied by either the corresponding EBITDA or earnings which flow to PotashCorp from these strategic equity investments, the valuation of such equity investments implied within PotashCorp is meaningfully lower than the market valuation of such strategic equity investments. Utilizing this market valuation approach, approximately $9.00 to $14.00 of the $17.85 per Common Share premium the BHP Offer represented to the August 16, 2010 market price of the Common Shares could be said to represent the value of such strategic equity investments. On this basis, the BHP Offer would have represented a premium of only approximately $4.00 to $10.00 per Common Share on August 16, 2010.

1 Calculated using the number of shares the Company owns in each of these investments multiplied by the price per share quoted on the relevant stock exchange.

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Full Value of Investments Not Reflected in PotashCorp Stock Price

Source: Bloomberg, I/B/E/S, PotashCorp

Aside from the financial value they contribute, PotashCorp’s equity investments provide unique strategic insight into multiple potash markets, particularly for those investments where PotashCorp has obtained board representation. PotashCorp feels strongly that the BHP Offer does not appropriately compensate Shareholders for the unmatched ability of PotashCorp to meet the growing global demands of its customers.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

3.	The BHP Offer is Timed to Deprive Shareholders of Full Value.

The PotashCorp Board believes the timing of the BHP Offer is highly opportunistic and an ill-disguised attempt to exploit an anomaly in the equity market valuation of PotashCorp.

The PotashCorp Board believes that the chart below evidences that BHP intentionally launched the BHP Offer just as the fertilizer industry is emerging from an unprecedented demand decline associated with the global economic downturn, in order to seize the value that PotashCorp is poised to create.

PotashCorp Stock Price Versus PotashCorp and Sector Operating Rates

Source: FactSet, PotashCorp, Bloomberg as of August 16, 2010.

The PotashCorp Board believes that the Company is uniquely positioned to capitalize on growth opportunities present in its industry. Given the demand growth and margin potential anticipated in the months and years ahead, the PotashCorp Board believes that the continued execution of PotashCorp’s strategic plan will deliver substantially more value to Shareholders than the BHP Offer. While the Company’s operating rate fell to unprecedented levels during the recent global economic downturn, its operating metrics have now substantially improved. In this strengthening environment, the Company expects to see near-term price improvements and to benefit significantly both on an absolute basis and relative to its peers. While not a forecast, it is conceivable that if the Company were able to utilize its full operational capability of 17 million tonnes by 2015, it could generate in excess of $10 billion of EBITDA from potash sales alone.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

The BHP Offer is Timed to Deprive PotashCorp Shareholders of Full Value

Source: PotashCorp

The PotashCorp Board believes that its earnings potential is unmatched within the industry, that Shareholders deserve to reap these rewards and that BHP is opportunistically attempting to transfer the upside value in PotashCorp to BHP’s own shareholders at the expense of PotashCorp Shareholders.

4.	The BHP Offer Represents a Wholly-Inadequate Premium for Control.

At $130 per share, BHP is proposing a premium of only 16% over PotashCorp’s closing stock price on August 16, 2010, the day before PotashCorp’s announcement of BHP’s unsolicited proposal.

This low premium does not, in PotashCorp’s view, reflect the strategic importance, scarcity value or quality of PotashCorp’s assets, nor the unique investment opportunity PotashCorp affords to BHP or any other potential acquiror. PotashCorp shares many attributes with other marquee Canadian-based resource companies that have been acquired by global companies. PotashCorp is the premier producer in the industry, it has a low-cost, long-life asset base with industry-leading margins and a recognized brand built by a high quality management team. As illustrated by the chart below, the premium being offered is substantially inferior to control premiums paid for other marquee Canadian-based resource companies.

PotashCorp believes that the premium being offered by BHP is even more insufficient in light of the fact that PotashCorp is currently undervalued.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

Historical Premiums in Marquee Canadian-Based Resource Transactions

(1)	Premium represents the final offer price relative to the unaffected price (share price 1-day prior to the corporate action, initial bid or disclosure).
(2)	Represents premium to Fording share price prior to announcement of strategic review (announced on December 5, 2007). Teck announced its formal offer of $82 cash and 0.245 Teck B share per Fording share on July 29, 2008.
(3)	Represents premium to Inco share price prior to bid for Falconbridge (announced on October 11, 2005). Vale announced its formal offer of CDN$86 cash per Inco share on August 14, 2006.
Source: Bloomberg, company filings.

5.	The Consideration Offered under the BHP Offer Represents a 13.1% Discount to the Closing Price of the Common Shares as of August 20, 2010, the last trading date prior to the date of this Directors’ Circular.

Since the announcement of BHP’s unsolicited approach on August 17, 2010, the Common Shares have consistently traded above the Offer Price. Between the date of such announcement and the close of trading on August 20, 2010, over 101 million Common Shares have traded on the NYSE in a range from $139.19 to $149.87 and at an average volume weighted trading price of $144.84 per Common Share and over 16 million Common Shares have traded on the TSX, further supporting the PotashCorp Board’s conclusion that the Offer Price is inadequate.

PotashCorp Share Price Since Announcement of BHP Offer

Source: Capital IQ as of August 20, 2010.

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The PotashCorp Board believes that the performance of the Common Shares during this period is a strong indicator that the market believes that the BHP Offer undervalues the Common Shares.

6.	PotashCorp’s Financial Advisors have Each Provided a Written Opinion to the PotashCorp Board that the Consideration Being Offered Pursuant to the BHP Offer was, as of the date of such Opinions, Inadequate, from a financial point of view, to Shareholders (other than the Offeror and any of its affiliates).

The PotashCorp Board has received written opinions dated August 22, 2010 from each of Merrill Lynch Canada Inc. (“BofA Merrill Lynch”), Goldman, Sachs & Co. (“GS”) and RBC Capital Markets (“RBC”, and collectively the “Financial Advisors”), to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications stated in their respective written opinions, the consideration offered by BHP under the BHP Offer was inadequate, from a financial point of view, to Shareholders (other than the Offeror and any of its affiliates). Copies of the opinions of BofA Merrill Lynch, GS and RBC are attached to this Directors’ Circular as Schedules A, B and C, respectively. The opinions were provided for the information and assistance of the PotashCorp Board in connection with its consideration of the BHP Offer. The opinions do not constitute a recommendation to Shareholders as to whether they should tender their Common Shares to the BHP Offer.

The PotashCorp Board recommends that you read each opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the reviews undertaken.

7.	Superior Offers or Other Alternatives are Expected to Emerge.

Since August 12, 2010, the date that BHP first approached PotashCorp in respect of the BHP Offer, the PotashCorp Board, together with PotashCorp’s management and financial and legal advisors, have been working to evaluate a range of strategic alternatives that may enhance Shareholder value. PotashCorp has been approached by, and has initiated contact with, a number of third parties who have expressed an interest in considering alternative transactions.

Discussions are being pursued with several of these third parties in order to generate value enhancing alternatives. While it is impossible to predict whether any transactions will emerge from these efforts and discussions, due to the strategic and intrinsic value of PotashCorp, the PotashCorp Board believes that PotashCorp and its assets are potentially very attractive to other parties, in addition to BHP.

8.	The BHP Offer is Coercive and is Not a Permitted Bid under PotashCorp’s Shareholder Rights Plan.

PotashCorp’s Shareholder Rights Plan enables potential acquirors to make a Permitted Bid without the approval of the PotashCorp Board. To be a Permitted Bid, a take-over bid must, among other things, be open for at least 90 days and be accepted by the holders of more than 50% of the Common Shares (other than those Common Shares held by any Shareholder or group of Shareholders making a take-over bid). To the extent that more than 50% of PotashCorp’s independent Shareholders tender to a Permitted Bid, the bidder is required to announce this fact and extend the bid for a minimum of 10 business days. See “Shareholder Rights Plan and Issuance of Share Purchase Rights”.

PotashCorp’s assets, operations and markets span nearly every corner of the globe and are very complex. The nature and location of these assets will likely require interested parties to conduct substantive and time consuming due diligence before formulating views on valuation and structuring optimal proposals. Among other things, a Permitted Bid provides the PotashCorp Board with additional time for the exploration, development and pursuit of alternatives that could enhance Shareholder value. A Permitted Bid also makes it more likely that holders of Common Shares have sufficient time to consider all appropriate alternatives and do not feel compelled to accept a bid for fear that other Shareholders would tender and they would remain as minority shareholders in a corporation with a new controlling shareholder, and with significantly less liquidity and the absence of any takeover premium.

BHP was able to make a Permitted Bid as the Shareholder Rights Plan was adopted and announced, and a copy publicly filed, prior to the BHP Offer being mailed. BHP chose not to make a Permitted Bid. The BHP Offer is open for acceptance for only 60 days and the Company requires a longer period of time to attract competing proposals from prospective buyers than that which is currently provided for in the BHP Offer.

The BHP Offer is also structured such that BHP may acquire less than all of the Common Shares, which is inherently coercive because it forces shareholders to decide whether to accept the BHP Offer, sell into the market or reject the Offer and maintain their position without knowing whether and to what extent other shareholders might accept the BHP Offer. Accordingly, a Shareholder may feel compelled to tender Common Shares to the BHP Offer, even if the Shareholder considers the bid price to

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

be inadequate, out of concern that if, in failing to do so, BHP acquires less than 100% of the Company, the Shareholder may be left holding a minority investment at a reduced price reflective of a minority discount in a company under the control of BHP.

9.	The BHP Offer is Highly Conditional.

The PotashCorp Board has reviewed, with the assistance of its financial and legal advisors, the conditions that BHP has placed in the BHP Offer. The PotashCorp Board is concerned about the fact that the BHP Offer is highly conditional, to the benefit of BHP.

There are conditions which are not subject to a materiality threshold or other objective criteria but rather provide BHP with a broad range of grounds upon which it may decline to proceed with the BHP Offer, with the result that the tendering of Common Shares to the BHP Offer would, under certain circumstances, constitute little more than the grant of an option to BHP to acquire Common Shares.

CONCLUSION AND RECOMMENDATION

For the principal reasons outlined above, the PotashCorp Board believes that the BHP Offer fails to provide full or fair value for the Common Shares and is an attempt by BHP to acquire PotashCorp without offering adequate consideration to Shareholders.

Accordingly, the PotashCorp Board UNANIMOUSLY recommends that holders of Common Shares

REJECT the BHP Offer and NOT TENDER their Common Shares to the BHP Offer.

Any Shareholder who has tendered his or her Common Shares under the BHP Offer should

WITHDRAW those Common Shares.

The foregoing summary of the information and factors considered by the PotashCorp Board is not intended to be exhaustive of the factors considered by the PotashCorp Board in reaching its conclusion and making this recommendation, but includes the material information, factors and analysis considered by the PotashCorp Board in reaching its conclusion and recommendation. The members of the PotashCorp Board evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of PotashCorp, and based upon the advice of the PotashCorp Board’s financial and legal advisors. In view of the numerous factors considered in connection with their evaluation of the BHP Offer, the PotashCorp Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the PotashCorp Board may have given different weight to different factors. The conclusion and unanimous recommendation of the PotashCorp Board was made after considering all of the information and factors involved.

REJECTION OF THE BHP OFFER

To REJECT the BHP Offer, you do not need to do anything. If you have tendered your Common Shares to the BHP Offer, you can withdraw them until they are taken up under the BHP Offer. The PotashCorp Board recommends that you withdraw any tendered Common Shares immediately. See “How to Withdraw Your Deposited Common Shares” in this Directors’ Circular.

Shareholders should consider the terms of the BHP Offer and the recommendation of the PotashCorp Board contained in this Directors’ Circular carefully and come to their own decision whether to accept or reject the BHP Offer. Shareholders who are in doubt as to how to respond to the BHP Offer should consult with their own investment dealer, broker, lawyer or other professional advisor. Acceptance of the BHP Offer may have tax consequences specific to the circumstances of individual Shareholders and Shareholders should consult their own professional tax advisors. Enquiries concerning information in this Directors’ Circular should be directed to PotashCorp’s information agents, Georgeson at 1-866-425-8527 (toll free in North America) or Innisfree at 1-877-717-3923 (toll free in the United States), 00-800-7710-9970 (free phone in the E.U.) or 1-212-750-5833 (banks, brokers and from other locations).

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BACKGROUND TO THE BHP OFFER AND RESPONSE OF POTASHCORP

In the period leading up to August 13, 2010, the PotashCorp Board had, for a number of years, met regularly in July of each year to review legal and other developments relating to merger and acquisition activity, including in respect of an unsolicited approach. In July of 2010, the full PotashCorp Board participated in a session of this nature at which, among other things, the PotashCorp Board’s outside legal counsel (Stikeman Elliott LLP in Canada and Jones Day in the United States), BofA Merrill Lynch and GS made detailed presentations to the PotashCorp Board. The possibility of an unsolicited approach by BHP was discussed in detail at this time.

On August 3, 2010, Mr. Marius Kloppers, the Chief Executive Officer of BHP, called Mr. William Doyle, the Chief Executive Officer of PotashCorp and requested a meeting. Mr. Doyle informed the Chairman of PotashCorp, Mr. Dallas Howe, of this development. Internal meetings took place with management and BofA Merrill Lynch, GS, Stikeman Elliott LLP and Jones Day to discuss the approach.

On August 12, 2010, Messrs. Kloppers and Doyle met in Chicago, Illinois. At the meeting, Mr. Kloppers informed Mr. Doyle of the interest of BHP in acquiring PotashCorp. Mr. Doyle indicated that the Company was intently focused on its value creation strategies and had no plans to sell, but if BHP put forward a proposal to acquire PotashCorp, he would bring that proposal to his Board for its consideration. Mr. Kloppers then provided Mr. Doyle with a letter outlining the BHP proposal to acquire 100 percent of the outstanding Common Shares at $130 per Common Share through a PotashCorp Board supported plan of arrangement which needed to be approved by two-thirds of Shareholders. On August 13, 2010, the Chairman of BHP, Mr. Jacques Nasser, sent a similar letter to the Chairman of PotashCorp, Mr. Howe.

On August 13, 2010, the PotashCorp Board met by conference call. At the meeting, the PotashCorp Board was briefed on and discussed the unsolicited BHP proposal, and Stikeman Elliott LLP, Canadian legal advisors to PotashCorp, made a presentation to the PotashCorp Board concerning its legal duties in the circumstances. The retention of financial advisors was also discussed at this meeting and the PotashCorp Board approved the formal engagement of each of BofA Merrill Lynch, GS and RBC as financial advisors in connection with, among other things, PotashCorp’s analysis and consideration of and response to the BHP proposal (and any forthcoming formal offer), subject to the satisfactory negotiation of definitive financial and other terms.

The PotashCorp Board met again on August 16, 2010 to consider and discuss the unsolicited approach by BHP. At this meeting, the PotashCorp Board received a presentation from the Financial Advisors on the financial aspects of the BHP proposal and potentially available alternatives. As part of these presentations and financial analyses, the Financial Advisors each reported their respective views to the PotashCorp Board with respect to the BHP proposal. The PotashCorp Board also discussed the appropriate response to the BHP approach with the benefit of input from its legal counsel and Financial Advisors. Following deliberations, the PotashCorp Board determined that it was not in the best interest of PotashCorp to enter into discussions with BHP with respect to its proposal and approved its formal response. The PotashCorp Board also considered and approved the implementation of the Shareholder Rights Plan effective August 16, 2010.

As part of its consideration of potential strategic alternatives available to the Company, the PotashCorp Board also authorized the preparation of a data room. The PotashCorp Board also considered the need to review compensation and retention matters related to any potential change of control and delegated this matter to the Compensation Committee of PotashCorp (the “Compensation Committee”) and requested that the Compensation Committee retain Towers Watson to assist it in its review of compensation and retention matters.

On August 17, 2010, Mr. Howe advised Mr. Nasser by letter that after carefully and thoroughly reviewing BHP’s proposal, the PotashCorp Board unanimously concluded that the proposed price grossly undervalues PotashCorp and its strong prospects for continued growth and shareholder value creation. It noted that the PotashCorp Board believes that the timing of BHP’s proposal is highly opportunistic and that it had determined that BHP’s proposal fails to adequately recognize the value of PotashCorp’s premier position in the industry, the value of its planned capacity expansions and the value of its equity investments. The letter stated that the PotashCorp Board believes that PotashCorp has a bright future as an independent company and that nothing in Mr. Nasser’s letter provides the basis for PotashCorp to alter its course. The letter also stated that the PotashCorp Board does not believe that the proposed transaction is in the best interests of the Shareholders.

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On August 17, 2010, PotashCorp publicly disclosed the unsolicited approach by BHP, the PotashCorp Board’s rejection of the BHP proposal and the contents of the Nasser and Howe letters. PotashCorp also separately announced on August 17, 2010 that the PotashCorp Board had adopted the Shareholder Rights Plan.

On August 18, 2010, BHP announced its intention to make the BHP Offer. The PotashCorp Board met on the morning of August 18, 2010 to receive an update from its advisors on the publicly disclosed terms of the BHP Offer.

On August 20, 2010, the BHP Offer was formally commenced by way of advertisement and the BHP Offer was filed with the SEC and the Canadian securities regulatory authorities.

On August 22, 2010, the PotashCorp Board met to discuss the BHP Offer and to receive presentations from PotashCorp’s Financial Advisors and legal counsel regarding the financial and legal terms, respectively, of the BHP Offer. As part of their presentation, the Financial Advisors each presented their respective opinions, addressed to the PotashCorp Board that, as of the dates of such opinions and based upon and subject to the assumptions, limitations and qualifications stated therein, the consideration offered under the BHP Offer was inadequate, from a financial point of view, to Shareholders (other than BHP and any of its affiliates). The PotashCorp Board then met and on the basis of the Financial Advisors’ opinions and the other factors described under “Analysis and Reasons for the PotashCorp Board’s Conclusion and Recommendation”, the PotashCorp Board unanimously resolved to recommend to Shareholders that they reject the BHP Offer and not tender their Common Shares to the BHP Offer. The PotashCorp Board also approved the Directors’ Circular and its mailing to Shareholders.

The PotashCorp Board also decided to defer the “separation time” under the Shareholder Rights Plan and received a report of the Chairman of the Compensation Committee with respect to retention payments and the personnel retention program described under “Arrangements between PotashCorp and its Directors and Officers”.

Since August 16, 2010, the PotashCorp Board, together with PotashCorp’s management and financial and legal advisors, have been working to evaluate a range of strategic alternatives that may enhance shareholder value. PotashCorp has also been solicited by and has initiated contact with a number of third parties who have expressed an interest in considering alternative transactions. PotashCorp has established an electronic data room for the purpose of providing confidential information to third parties. Discussions are being pursued with various of these third parties in order to generate value enhancing alternatives. While it is impossible to predict whether any transactions will emerge from these efforts and discussions, the PotashCorp Board believes that PotashCorp and its assets are potentially very attractive to other parties in addition to BHP and expects to see an alternative proposal.

The PotashCorp Board has determined that disclosure with respect to the parties to, and the possible terms of, any transactions of the type referred to in the preceding paragraph might jeopardize any discussions or negotiations that the Company may conduct. Accordingly, the Company does not intend to disclose the possible terms of any such transaction or proposals until an agreement relating thereto has been reached, or as otherwise may be required by law.

OPINIONS OF THE FINANCIAL ADVISORS

Each of BofA Merrill Lynch, GS and RBC was retained to assess the BHP Offer and to provide advice to the PotashCorp Board in connection with the BHP Offer. Each of BofA Merrill Lynch, GS and RBC has delivered a written opinion addressed to the PotashCorp Board concluding that based on the assumptions, limitations and qualifications set forth in the opinion delivered by each of them, as of the date thereof, the consideration being offered under the BHP Offer was inadequate, from a financial point of view, to Shareholders (other than BHP and any of its affiliates).

The full texts of the written opinions of each of BofA Merrill Lynch, GS and RBC are attached as Schedules A, B and C, respectively, to this Directors’ Circular. You are urged to read each opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinions address only the adequacy of the consideration offered under the BHP Offer from a financial point of view to Shareholders (other than the Offeror and any of its affiliates). The opinions were provided for the information and assistance of the PotashCorp Board in connection with its consideration of the BHP Offer. The descriptions and the opinions do not constitute a recommendation to any Shareholder as to whether they should tender their Common Shares to the BHP Offer.

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HOW TO WITHDRAW YOUR DEPOSITED COMMON SHARES

Shareholders who have tendered their Common Shares to the BHP Offer can withdraw them: (a) at any time before their Common Shares have been taken up by the Offeror pursuant to the BHP Offer; (b) if their Common Shares have not been paid for by the Offeror within 3 business days after having been taken up by the Offeror; (c) before the expiration of ten days from the day the Offeror mails a notice announcing that it has changed or varied the BHP Offer unless, among other things, prior to the filing of such notice the Offeror has taken up their Common Shares or the variation in the BHP Offer consists solely of an increase in the consideration offered and the BHP Offer is not extended for more than ten days; and (d) if BHP has not taken up their Common Shares within 60 days of the commencement of the BHP Offer, at any time after the 60-day period until BHP takes up their Common Shares.

Shareholders who hold Common Shares through a brokerage firm should contact their broker to withdraw Common Shares on their behalf. If the Common Shares have been deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 of the BHP Offer, “Manner of Acceptance”, any notice of withdrawal must specify the name and number of the account at CDS Clearing and Depositary Services Inc. (“CDS”) or the Depository Trust Company (“DTC”), as applicable, to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

For assistance in withdrawing your Common Shares, you should contact your broker or PotashCorp’s information agents, Georgeson and Innisfree, at the addresses and phone numbers on the back page of this Directors’ Circular.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

OWNERSHIP OF SECURITIES OF POTASHCORP

The following table sets out the names and positions of each director and officer of PotashCorp and the number of common shares, options and DSUs of PotashCorp beneficially owned, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by each associate and affiliate of any insider of PotashCorp, each associate and affiliate of PotashCorp, any insider of PotashCorp other than a director or officer of PotashCorp and each person acting jointly or in concert with PotashCorp as of August 23, 2010.

		Number and
		Percentage of
		Common Shares
		Beneficially		Number and		Number and
		Owned or		Percentage		Percentage
Name	Position	Controlled		of Options		of DSUs(1)

Daphne J. Arnason	Vice President, Internal Audit	34,173		219,980		—
		(0.012%	)	(1.808%	)

Clark Bailey	Senior Vice President, Projects	8,665		65,600		—
	and Technical Services,	(0.003%	)	(0.539%	)
	PCS Potash

Wayne R. Brownlee	Executive Vice President,	58,501		1,014,410		—
	Treasurer and Chief	(0.020%	)	(8.335%	)
	Financial Officer

Christopher M. Burley	Director	10,000		—		824
		(0.003%	)			(0.437%	)

Karen G. Chasez	Vice President, Procurement	7,420		73,600		—
		(0.002%	)	(0.605%	)

G. David Delaney	Executive Vice President and	40,548		206,050		—
	Chief Operating Officer	(0.014%	)	(1.693%	)

Stephen F. Dowdle	President, PCS Sales	20,590		197,980	(2)	—
		(0.009%	)	(1.627%	)

William J. Doyle	Director, President and	468,035	(3)	3,040,586		—
	Chief Executive Officer	(0.158%	)	(24.984%	)

John W. Estey	Director	—		—		22,352
						(11.860%	)

C. Steven Hoffman	Director	2,200		—		2,940
		(0.001%	)			(1.560%	)

Michael Hogan	Vice President,	248		52,100		—
	Potash Operations	(0.0001%	)	(0.428%	)

Dallas J. Howe	Director	69,615		39,600		36,826
		(0.023%	)	(0.325%	)	(19.540%	)

John R. Hunt	Vice President, Safety,	5,520		76,100		—
	Health and Environment	(0.002%	)	(0.625%	)

Barbara Jane Irwin	Senior Vice President,	64,496		724,700		—
	Administration	(0.022%	)	(5.955%	)

Robert A. Jaspar	Senior Vice President,	22,900		104,600		—
	Information Technology	(0.008%	)	(0.859%	)

Alice D. Laberge	Director	6,000		—		16,883
		(0.002%	)			(8.958%	)

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

		Number and
		Percentage of
		Common Shares
		Beneficially		Number and		Number and
		Owned or		Percentage		Percentage
Name	Position	Controlled		of Options		of DSUs(1)

Keith G. Martell	Director	600		—		4,205
		(0.0002%	)			(2.231%	)

Jeffrey J. McCaig	Director	10,850	(4)	73,150		28,077
		(0.004%	)	(0.601%	)	(14.898%	)

Mary Mogford	Director	12,791		18,000		25,901
		(0.004%	)	(0.148%	)	(13.743%	)

Garth W. Moore	President, PCS Potash	30,873		300,710		—
		(0.010%	)	(2.471%	)

Joseph A. Podwika	Senior Vice President,	7,923		126,610		—
	General Counsel and Secretary	(0.003%	)	(1.040%	)

Thomas J. Regan, Jr.	President, PCS Phosphate	37,713		261,050		—
	and PCS Nitrogen	(0.013%	)	(2.145%	)

Bernard Rock	Senior Vice President,	19,813		81,100		—
	Fertilizer Sales,	(0.007%	)	(0.666%	)
	Trinidad Amonia

Paul J. Schoenhals	Director	4,685		—		18,685
		(0.002%	)			(9.914%	)

Denis A. Sirois	Vice President and	18,816		309,980		—
	Corporate Controller	(0.006%	)	(2.547%	)

E. Robert Stromberg	Director	33,860		39,600		16,911
		(0.011%	)	(0.325%	)	(8.973%	)

Elena Viyella de Paliza	Director	18,000	(5)	—		14,857
		(0.006%	)			(7.883%	)
Notes:

(1)	For more information regarding the Company’s Deferred Share Unit Plan please see the description below under the heading “Arrangements between PotashCorp and its Directors and Officers — PotashCorp Deferred Share Unit Plan”.

(2)	Includes 50,000 options held in the Stephen Dowdle 2009 Trust #2 and 43,380 options held in the Stephen Dowdle 2009 Trust #3.

(3)	Includes 230,728 Common Shares held in the Doyle Family LLC, 50,000 Common Shares held in the Doyle Family Stock Trust I, 50,000 Common Shares held in the Doyle Family Stock Trust II, 19,898 Common Shares held in the William & Kathy Doyle Foundation and 85,838 Common Shares held in the William J. Doyle Revocable Trust.

(4)	Includes 6000 Common Shares held in McVestco Holdings Ltd. and 4,850 Common Shares held in The Jeffrey & Marilyn McCaig Family Foundation.

(5)	Includes 8,000 Common Shares held in Hammersworth Holdings Limited.

INTENTION OF DIRECTORS AND OFFICERS WITH RESPECT TO THE BHP OFFER

The PotashCorp Board has made reasonable enquiries of each director and officer of PotashCorp and their respective associates. Each of the directors and officers of PotashCorp together with their respective associates have indicated their intention to reject the BHP Offer and not tender any of their Common Shares (including Common Shares underlying options held immediately prior to the expiry time of the BHP Offer) to the BHP Offer.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

PRINCIPAL HOLDERS OF SECURITIES OF POTASHCORP

To the knowledge of the directors and officers of PotashCorp, after reasonable enquiry, as at August 23, 2010, no person owned, directly or indirectly, or exercised control or direction over 10% or more of any class of securities of PotashCorp and no person acting jointly or in concert with PotashCorp owned any securities of PotashCorp.

TRADING IN SECURITIES OF POTASHCORP

Except as set out below, during the six months preceding the date hereof, none of PotashCorp, the directors or officers of PotashCorp nor, to the knowledge of the directors and officers of PotashCorp, after reasonable enquiry, any associate or affiliate of an insider of PotashCorp, any associate or affiliate of PotashCorp or any person acting jointly or in concert with PotashCorp, has traded any Common Shares.

		No. of
		Common	Price per
Name	Date of Trade	Shares(1)	Common Share	Nature of Transaction

Clark Bailey	March 15, 2010	2,000	$124.92	Exercise of Options and Sale of Underlying Common Shares in Public Market

Karen G. Chasez	March 17, 2010	6,000	$125.71	Exercise of Options and Sale of Underlying Common Shares in Public Market

G. David Delaney	March 15, 2010	15,000	$124.09	Exercise of Options and
				Sale of Underlying Common Shares in Public Market
	May 11, 2010	195	$102.34	Acquisition in Public Market

William J. Doyle	May 17, 2010	10,000	$100.93	Exercise of Options and
	May 18, 2010	10,000	$102.36	Sales of Underlying
	May 19, 2010	10,000	$100.07	Common Shares in Public
	May 26, 2010	5,400	$96.19	Market
	May 27, 2010	25,000	$98.65
	May 28, 2010	9,300	$100.18
	June 2, 2010	10,700	$98.37
	June 7, 2010	8,500	$96.14
	June 9, 2010	20,000	$97.19
	June 11, 2010	20,000	$100.00
	June 14, 2010	19,300	$100.33
	June 15, 2010	10,000	$100.63
	June 17, 2010	22,400	$100.89
	June 18, 2010	100	$100.06
	June 21, 2010	8,600	$100.07
	June 22, 2010	6,600	$99.21

John W. Estey	March 5, 2010	3,500	$116.81	Disposition in Public Market

Barbara Jane Irwin	June 9, 2010	7,350	$97.10	Exercise of Options and Sale of Underlying Common Shares in Public Market

Elena Viyella de Paliza	May 11, 2010	8,000	$102.75	Acquisition in Public Market

Bernard Rock	February 18, 2010	4,416	$115.39	Exercise of Options and
	March 15, 2010	10,000	$124.62	Sales of Underlying Common Shares in Public Market
Notes:

(1)	During the six months preceding the date hereof, officers and directors of PotashCorp have acquired, in the aggregate, a total of 1,552 Common Shares under automatic share purchase/ownership plans.

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ISSUANCES OF SECURITIES OF POTASHCORP

No Common Shares (or securities convertible into Common Shares) have been issued to the directors, officers and any other insiders of PotashCorp during the two years preceding the date of this Directors’ Circular except as set out in Schedule D.

ARRANGEMENTS BETWEEN POTASHCORP AND
ITS DIRECTORS AND OFFICERS

Other than as described in this Directors’ Circular or in PotashCorp’s management information circular dated February 19, 2010, no agreement, commitment or understanding has been made, or is proposed to be made, between PotashCorp and any of its directors or officers pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the BHP Offer is successful.

Change of Control Agreements

Effective December 30, 1994, PotashCorp and, where applicable, PCS Sales entered into change of control agreements (“Change of Control Agreements”) with Mr. Doyle, Mr. Brownlee and Mr. Moore. Under the Change of Control Agreements, a “change of control” includes an event that results in a party (including persons acting jointly or in concert with that party) owning 20% or more of the voting securities of the Company. Assuming the conditions in the BHP Offer are satisfied and BHP takes up and pays for Common Shares, the BHP Offer would result in a “change of control” and certain “change of control” payments and other obligations and entitlements may be owed by PotashCorp to such officers in certain circumstances, as further described below.

Benefits pursuant to the Change of Control Agreements require both a change of control and an involuntary termination of the executive’s employment (including constructive dismissal) within two years following a change of control. The severance benefit entitlements upon termination of employment following a change of control of PotashCorp are:

•	a lump-sum payment of three times the executive’s current base salary and average bonus for the last three years;

•	a lump-sum payment of the pro-rata target bonus for the year in which the termination occurs;

•	immediate vesting and cash out of all outstanding Medium-Term Incentive Plan awards;

•	a credit of three additional years of service under the Canadian Supplemental Plan;

•	a three-year continuation of medical, disability and group term life insurance, provided that these benefits terminate upon obtaining similar coverage from a new employer or upon commencement of retiree benefits; and

•	financial or outplacement counselling to a maximum of CDN$10,000.

Payments to be made pursuant to the foregoing and relating to the employee’s bonus may be deferred by the executive for up to three years or for such other period as may be permitted by the Income Tax Act (Canada). Mr. Doyle is entitled to a “gross up” of payments to cover excise taxes under the golden parachute rules of the Internal Revenue Code, if payable in respect of such benefits.

The Change of Control agreements further provide that all outstanding non-exercisable options granted to the executive become exercisable upon the occurrence of a change of control. In the event no public market for the Common Shares exists, PotashCorp will compensate the executive for the value of his or her options based on a Common Share value approved by our Shareholders upon a change of control, or, if no such value has been approved, the market value of the Common Shares when last publicly traded.

Personnel Retention Program

Since the announcement of the BHP Offer, PotashCorp has been evaluating various matters relevant to its personnel retention programs in the context of a change of control to ensure that its ability to achieve the best outcome for Shareholders would not be damaged by the loss of key employees during the period of extreme uncertainty caused by the BHP Offer. PotashCorp recognizes the importance of retaining its current key employees without distraction to assist in the response to the BHP Offer and in the consideration of potential alternatives. The Compensation Committee determined that it is in the best interests of the Company to put in place certain initiatives, including retention bonuses and expanded severance, currently intended to apply to key non-senior management employees, which are designed to

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ensure that the commitment and job performance of such employees does not suffer as a result of the distractions created by the BHP Offer. The Compensation Committee expects to recommend that the PotashCorp Board approve and adopt such personnel retention programs on terms consistent with industry practice. The Compensation Committee and the PotashCorp Board have determined that, in the aggregate, the incremental costs of the personnel retention programs would not be a material cost to PotashCorp nor a deterrent to the Company being able to pursue and potentially realize upon other strategic alternatives.

The Board and Compensation Committee will continue to monitor developments and may, depending on the circumstances, authorize additional arrangements if they determine that doing so would be in the best interest of the Company.

PotashCorp Option Plans

Under the Company’s option plans a “change of control” includes an event that results in a party (including persons acting jointly or in concert with that party) beneficially owning 20% or more of the voting securities of the Company. Assuming the conditions in the BHP Offer are satisfied and BHP takes up and pays for Common Shares, the BHP Offer would result in a “change in control” as defined in the Company’s various option plans. All outstanding options granted prior to 2009 become exercisable upon a change in control. Outstanding options granted under the 2009 Performance Option Plan and 2010 Performance Option Plan (collectively, the “New Performance Option Plans”) become exercisable if either of the two following circumstances occurs: (i) upon a change of control, the potential successor fails to assume the obligations with respect to each option granted under the New Performance Option Plans or fails to convert or replace such options with equivalent options or (ii) the optionee is terminated without Cause (as defined in the New Performance Option Plans) or resigns for Good Reason (as defined in the New Performance Option Plans) during the two years following a change in control.

PotashCorp Deferred Share Unit Plan

Effective November 20, 2001, the Company adopted the Deferred Share Unit Plan (the “Plan”), which allows non-employee directors to defer, in the form of deferred share units (“DSUs”) up to 100% of the annual retainer payable to such director in respect of serving as a director that would otherwise be payable in cash. Each DSU has an initial value equal to the market value of a Common Share at the time of deferral.

Each DSU is credited to the account of an individual director and fully vests upon an award, but is distributed only when the director has ceased to be a member of the PotashCorp Board or the board of directors of any subsidiary and the director is neither an employee of the Company nor an employee of any of the Company’s subsidiaries. At such time, the director will receive a cash payment equal to the market value of a number of Common Shares purchased on the open market equal to the number of DSUs recorded in the director’s account (reduced by the amount of applicable withholding taxes). While the Compensation Committee, with PotashCorp Board approval, has the discretion to distribute Shares in lieu of cash, the Committee and PotashCorp Board have determined that all distributions pursuant to the Plan will be made in cash. DSUs earn dividends in the form of additional DSUs at the same rate as dividends are paid on Common Shares.

Other Arrangements

Upon termination following a change in control, officers without change in control agreements are generally entitled to receive (i) a pro rata portion of the current performance period’s Medium-Term Incentive Plan award and (ii) benefits under the Canadian or U.S. Supplemental Plan, as reduced in accordance with the plan’s early retirement provisions.

OWNERSHIP OF SECURITIES OF BHP

None of PotashCorp or the directors or officers of PotashCorp or, to their knowledge after reasonable enquiry, any associate or affiliate of an insider of PotashCorp, any affiliate or associate of PotashCorp, any insider of PotashCorp who is not a director or officer of PotashCorp or any person acting jointly or in concert with PotashCorp, beneficially owns, or exercises control or direction over, any securities of the Offeror, other than Mr. Wayne R. Brownlee, the Executive Vice President, Treasurer and Chief Financial Officer of the Company, who owns 6,600 BHP Billiton-sponsored American Depositary Receipts (“ADRs”), Ms. Alice D. Laberge, a director, who owns 60 BHP Billiton-sponsored ADRs and Mr. E. Robert Stromberg, a director, who owns 300 BHP Billiton-sponsored ADRs.

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INTEREST OF DIRECTORS AND OFFICERS
IN MATERIAL TRANSACTIONS OF THE OFFEROR

None of the directors or officers of PotashCorp and their associates nor, to the knowledge of the directors and officers of PotashCorp after reasonable inquiry, no person who owns more than 10% of any class of equity securities of PotashCorp has any interest in any material transaction to which the Offeror is a party.

None of the directors or officers of PotashCorp is a director or officer of the Offeror or any of its subsidiaries.

MATERIAL CHANGES IN THE AFFAIRS OF POTASHCORP

Except as publicly disclosed, the directors and officers of PotashCorp are not aware of any information that indicates any material change in the affairs, activities, financial position or prospects of PotashCorp since the date of its last published financial statements, being its unaudited financial statements for the quarter ended June 30, 2010.

REGULATORY MATTERS

U.S. Antitrust Filings.  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The acquisition of Common Shares pursuant to the BHP Offer is subject to such requirements.

Under the provisions of the HSR Act applicable to the BHP Offer, certain acquisitions of common shares may not be consummated until the expiration of a 30 calendar day waiting period following the filing by BHP of a Notification and Report Form with respect to the BHP Offer, unless the Antitrust Division or the FTC grants early termination of such period. In the case of a cash tender such as the BHP Offer, offer the 30 calendar day waiting period is reduced to 15 calendar days. The Antitrust Division or the FTC may extend the waiting period of such filing by requesting additional information and documentary material relevant to the acquisition. If such a request is made, the waiting period will be extended until the thirtieth day after an acquiror has substantially complied with such request. In the case of a cash tender offer such as the BHP Offer, this 30 calendar day waiting period is reduced to 10 calendar days. Following the expiration of the waiting period, under the HSR Regulations, closing could be further delayed only by court order or consent. BHP made its initial filings with the FTC on August 20, 2010. If any of the waiting periods set out in this paragraph would expire on a Saturday, Sunday or legal public holiday (as defined in 5 USC Section 6103(a)) the waiting period shall be extended to 11:59 pm Eastern time of the next regular business day).

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the acquisition of Common Shares pursuant to the BHP Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could, notwithstanding termination of the waiting period, take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Common Shares pursuant to the BHP Offer or seeking divestiture of Common Shares so acquired or divestiture of substantial assets of BHP or PotashCorp or any of their respective subsidiaries. State attorneys general may also bring legal actions under the antitrust laws, and private parties may bring such actions under certain circumstances.

Canadian Competition Filings.  Subject to certain limited exceptions, the Competition Act (Canada) (the “CA”) requires the Commissioner of Competition (the “Commissioner”) to be notified in advance of proposed transactions that exceed certain financial thresholds and, in the case of share acquisitions, that exceed an additional voting interest threshold. The BHP Offer constitutes a notifiable transaction for the purposes of the CA. As such, prescribed information and documents must be submitted to the Commissioner by each party to the proposed transaction and a waiting period must expire or be terminated or waived by the Commissioner before the proposed transaction may be completed. Alternatively, as described below, in cases with limited competitive overlap between the parties, one or more of the parties may apply to the Commissioner for an “Advance Ruling Certificate” (“ARC”) (which if granted exempts the parties from the requirement to notify) or a so-called “no-action” letter and a waiver of the requirement to notify.

If notification materials are submitted, the waiting period is 30 calendar days after the day on which the parties to the transaction submit the required notification, provided that, before the expiry of this period, the Commissioner has not notified the parties that she requires additional information that is relevant to her assessment of the proposed transaction (a

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“Supplementary Information Request” or “SIR”). In the case of an unsolicited offer such as the BHP Offer, the waiting period commences with the filing of complete notification materials by the offeror, and the company whose shares it wishes to acquire is required to provide such materials within 10 calendar days after receiving notice from the Commissioner of the receipt of notification materials from the offeror. If a SIR is issued, the parties cannot complete the transaction until after 30 calendar days following their compliance with such SIR (again, in the case of an unsolicited offer such as the BHP Offer, this additional 30 days would commence following BHP’s compliance with the SIR, without reference to when PotashCorp complies).

Alternatively, or in addition to filing the prescribed notification information, a party to a notifiable transaction may apply to the Commissioner for an ARC, which may be issued where she is satisfied that she would not have sufficient grounds on which to apply to the Competition Tribunal for an order under the merger provisions of the CA. If the Commissioner issues an ARC in respect of a proposed transaction, the transaction is exempt from the pre-merger notification provisions or, if notification was made, the waiting period is terminated; the Commissioner is also prevented from applying to the Competition Tribunal for an order under the merger provisions of the CA on the basis of substantially the same information as that on the basis of which the ARC was issued.

Where the Commissioner does not issue an ARC but nonetheless notifies the parties that she does not, at that time, intend to make an application under the merger provisions of the CA in respect of the proposed transaction (a “no-action” letter), any statutory waiting period terminates. If no notification materials were submitted, the Commissioner may also choose to waive the requirement to notify the transaction, on the basis of the information submitted in the request for an ARC. Issuance of a “no-action” letter as opposed to an ARC, however, preserves the Commissioner’s ability to challenge the transaction for a period of up to one year after closing.

Absent the issuance of an ARC, the Commissioner may apply to the Competition Tribunal for an order in respect of any proposed merger, or in respect of a completed merger for up to one year after closing, if she is of the view that the merger has substantially lessened or prevented competition, or is likely substantially to lessen or prevent competition. The Competition Tribunal may issue a variety of orders, including for the dissolution of a completed merger or for the divestiture of assets and shares, and it may prohibit the completion of a proposed merger or impose conditions thereon. Interim injunctions may also be issued in some circumstances.

BHP filed statutory notification materials under the Competition Act on August 20, 2010 in connection with the BHP Offer. PotashCorp was notified of the receipt thereof by the Commissioner on August 20, 2010. PotashCorp is required to file statutory notification materials for its own by August 30, 2010. The 30 day initial waiting period will expire on September 20, 2010, unless a SIR is issued prior to that time.

BHP also filed with the Commissioner of Competition, on August 20, 2010, a request for an ARC or, in the alternative, a no-action letter. The Commissioner’s review of whether the Offer, if consummated, is likely to substantially lessen or prevent competition is ongoing.

Investment Canada Review.  In addition, in Canada, the acquisition of PotashCorp by BHP will be subject to review under the Investment Canada Act (the “ICA”) and will require approval of the Federal Minister of Industry (the “Minister”) who will have to determine whether the BHP Offer is likely to be of “net benefit” to Canada. The Minister will make this determination in consultation with the affected provinces, including Saskatchewan and New Brunswick in this case. Consistent with other cases, the Minister would require certain undertakings from BHP prior to determining whether BHP’s acquisition of PotashCorp is likely to be of “net benefit” to Canada taking into account, among other things, certain factors specified in the ICA and any written undertakings that may have been given by the applicant. The ICA contemplates an initial review period of 45 days after filing; however, if the Minister has not completed the review by that date, the Minister may unilaterally extend the review period by up to 30 days (or such longer period as may be agreed to by the applicant) to permit completion of the review.

The prescribed factors of assessment to be considered by the Minister include, among other things, the effect of the investment on the level and nature of economic activity in Canada (including the effect on employment, resource processing, utilization of Canadian products and services and exports), the degree and significance of participation by Canadians in the acquired business, the effect of the investment on productivity, industrial efficiency, technological development, product innovation and product variety in Canada, the effect of the investment on competition within any industry in Canada, the compatibility of the investment with national industrial, economic and cultural policies (taking into consideration corresponding provincial policies) and the contribution of the investment to Canada’s ability to

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compete in world markets. If the Minister determines that he is not satisfied that the proposed investment is likely to be of net benefit to Canada, the transaction may not be implemented.

BHP filed an application for review by the Minister under the ICA on August 20, 2010. The initial 45-day period for conclusion of this review will expire on October 4, 2010, unless extended by the Minister.

The approval process may well not be completed by October 19, 2010 and the nature and implications of any such undertakings to the Minister as are likely to be required in order to obtain his approval will therefore not be known at that time.

Additionally, an investment cannot be implemented where the Minister gives notice under the ICA that an order for a national security review of the investment has been or may be made, unless the investor subsequently receives: (i) a notice from the Minister indicating that no order for the review of the investment will be made; (ii) a notice from the Minister, after an order for a national security review of the investment has been made, indicating that no further action will be taken in respect of the investment; or (iii) after an order for a national security review of the investment has been made, a copy of an order of the Governor in Council (“GIC”) authorizing the investment to be implemented. An order for a national security review may only be made where the Minister, after consulting with the Minister of Public Safety and Emergency Preparedness, considers the investment could be injurious to Canada’s national security (“national security” is undefined in the statute). An order for such a review is made by the GIC on recommendation of the Minister. Where such an order has been made, the parties to the transaction may not complete their transaction until they receive either a notice that no further action will be taken in respect of the investment or the GIC makes an order allowing the investor to complete the transaction on such conditions as the GIC considers advisable to protect Canada’s national security. The review of an investment on the grounds of national security may occur whether or not an investment is subject to review on the basis of net benefit to Canada. However, where an application for review has been submitted, no notice of a national security review may be issued by the Minister more than 45 days after receipt of the completed application for review (a further 5 days is permitted for delivery of that notice to the investor).

The initial 45-day time period for issuance of a national security notice by the Minister commenced with the filing of the BHP application for review on August 20, 2010, and will expire on October 4, 2010, The Minister has an additional 5 days in which to deliver such notice. Such notice may either commence a national security review, or may provide notice of a potential national security review, in which case Cabinet would have a further 25 days in order to decide whether to order such a review. Accordingly, BHP may not know by October 19, 2010 whether a national security review will be required. If ordered, a national security review may take as long as a further 130 days notice of a potential review.

Other.  In addition, certain other countries have regulatory requirements that may be applicable to the BHP Offer.

OTHER TRANSACTIONS

Other than as described or referred to in the Offer and Circular or in this Directors’ Circular, no negotiations are underway in response to the BHP Offer which relate to or would result in (a) an extraordinary transaction such as a merger, reorganization or liquidation involving PotashCorp or any of its subsidiaries, (b) the purchase, sale or transfer of a material amount of assets by PotashCorp or any of its subsidiaries, (c) a take-over bid or other acquisition of securities of PotashCorp by any person, (d) an issuer bid or other acquisition of securities by PotashCorp or any of its subsidiaries, or (e) any material change in the indebtedness, capitalization or dividend rate or policy of PotashCorp.

Other than as described or referred to in this Directors’ Circular, there is no transaction, PotashCorp Board resolution, agreement in principle or signed contract of PotashCorp which has occurred in response to the BHP Offer and that related to one of the matters set forth in the preceding paragraph.

OTHER INFORMATION

Except as noted below or as otherwise described or referred to in this Directors’ Circular, or otherwise publicly disclosed, no other information is known to the directors or officers of PotashCorp that would reasonably be expected to affect the decision of the Shareholders to accept or reject the BHP Offer.

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Shareholder Rights Plan and Issuance of Share Purchase Rights

On August 16, 2010, the PotashCorp Board adopted a Shareholder Rights Plan (the “Shareholder Rights Plan”), subject to TSX acceptance, and declared an issuance of one Right for each Common Share to the Shareholders of record at the close of business on August 16, 2010. The Shareholder Rights Plan is intended to ensure that in the context of a formal take-over bid, the PotashCorp Board has sufficient time to explore and develop alternatives to enhance shareholder value, including competing transactions that might emerge.

The following is a summary of the principal terms of the Shareholder Rights Plan, which summary is qualified in its entirety by reference to the full terms and conditions of the Shareholder Rights Plan. A copy of the Shareholder Rights Plan is available on SEDAR. Except as otherwise defined herein, capitalized terms used below have the meanings ascribed thereto in the Shareholder Rights Plan.

•	Issue of Rights. The PotashCorp Board has authorized the issuance of one Right in respect of each Common Share outstanding as of the close of business on August 16, 2010. One Right will also be issued in respect of each Common Share issued thereafter, subject to the limitations set forth in the Shareholder Rights Plan.

•	Acquiring Person. An “Acquiring Person” is a person that Beneficially Owns 20% or more of the outstanding Voting Shares. However, an Acquiring Person does not include the Company or any subsidiary of the Company, or any person that would become an Acquiring Person as a result of certain exempt transactions. These exempt transactions include, among others: (a) acquisitions pursuant to a Permitted Bid or Competing Permitted Bid (as described below), (b) specified distributions of securities of the Company, (c) certain other specified exempt acquisitions, and (d) transactions to which the application of the Shareholder Rights Plan has been waived by the PotashCorp Board.

•	Rights Exercise Privilege. The Rights will separate from the Common Shares to which they are attached and will become exercisable on the close of business on the tenth Trading Day after the earlier of: (a) the first date of public announcement of facts indicating that a Person has become an Acquiring Person; (b) the date of commencement of, or first public announcement of the intent of any person (other than the Company or any Subsidiary) to commence, a Take-over Bid, other than a Permitted Bid or a Competing Permitted Bid, or (c) the date upon which a Permitted Bid or a Competing Permitted Bid ceases to qualify as such, or, in the case of each of (a), (b) and (c) above, such later date as the PotashCorp Board may determine (the “Separation Time”). Subject to adjustment as provided in the Shareholder Rights Plan, following the Separation Time, each Right will entitle the holder to purchase one Common Share for an exercise price (the “Exercise Price”) equal to three times the prevailing market price of a Common Share as at the Separation Time. On August 22, 2010, the Potash Board decided to defer the Separation Time.

A transaction in which a person becomes an Acquiring Person is referred to as a “Flip-in Event”. Upon the occurrence of a Flip-in Event, any Rights Beneficially Owned by an Acquiring Person, its Associates, Affiliates and any person acting jointly or in concert with the foregoing (or any transferee or successor of such Rights) will become null and void and the Rights (other than those Beneficially Owned by the Acquiring Person, its Associates, Affiliates and any person acting jointly or in concert with the foregoing or any transferee of such Rights) will entitle the holder to purchase, for the Exercise Price, that number of Common Shares having an aggregate market price equal to twice the Exercise Price, subject to adjustment in certain circumstances.

•	Impact Once Shareholder Rights Plan is Triggered. By permitting holders of Rights, other than Rights Beneficially Owned by an Acquiring Person, its Associates, Affiliates and any person acting jointly or in concert with the foregoing (or any transferee of such Rights), to acquire Common Shares of the Company at a discount to market value, the Rights may cause substantial dilution to a person or group that becomes an Acquiring Person other than by way of a Permitted Bid or a Competing Permitted Bid or other than in circumstances where the Rights are redeemed or the PotashCorp Board waives the application of the Shareholder Rights Plan.

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•	Certificates and Transferability. Prior to the Separation Time, certificates for Common Shares will also evidence one Right for each Common Share represented by the certificate. Certificates evidencing Common Shares issued after August 16, 2010 will bear a legend to this effect.

Prior to the Separation Time, the Rights will not be transferable separately from the attached Common Shares. From and after the Separation Time, the Rights will be evidenced by Rights certificates which will be transferable and traded separately from the Common Shares.

•	Permitted Bids and Competing Permitted Bids. The Shareholder Rights Plan is not triggered by a Permitted Bid or a Competing Permitted Bid.

A “Permitted Bid” is a take-over bid where the bid is made by way of a take-over bid circular to all holders of Voting Shares, other than the Offeror, and the bid is subject to irrevocable and unqualified conditions that (a) no Voting Shares shall be taken up or paid for prior the close of business on the date which is not less than 90 days after the date of the bid and then only if more than 50% of the outstanding Voting Shares held by Independent Shareholders, determined as at the close of business on the date of first take-up or payment for Voting Shares under the bid, have been deposited to the bid and not withdrawn, (b) Voting Shares may be deposited pursuant to the bid (unless the bid is withdrawn) at any time prior to the close of business on the date Voting Shares are first taken up and paid for under the bid and may be withdrawn at any time prior to the close of business on such date, and (c) if the 50% condition set forth in (a) above is satisfied, that fact will be publicly announced and the bid will be extended for at least 10 Business Days following such announcement.

For such purposes, “Independent Shareholders” means holders of outstanding Voting Shares, but shall not include (a) any Acquiring Person or any Offeror, or any Affiliate or Associate of such Acquiring Person or such Offeror, or any Person acting jointly or in concert with such Acquiring Person or such Offeror, or (b) a Person who is a trustee of any employee benefit plan, stock purchase plan, deferred profit sharing plan or any similar plan or trust for the benefit of employees of the Company or a Subsidiary of the Company, unless the beneficiaries of any such plan or trust direct the manner in which the Voting Shares are to be voted or direct whether the Voting Shares are to be deposited or tendered to a Take-over Bid.

A “Competing Permitted Bid” is a Take-over Bid made after a Permitted Bid or another Competing Permitted Bid has been made and prior to the expiry of that Permitted Bid or Competing Permitted Bid and that satisfies all the criteria of a Permitted Bid except that since it is made after a Permitted Bid has been made, the minimum deposit period and the time period for the take-up of and payment for Common Shares tendered under a Competing Permitted Bid is not 90 days, but is instead the later of (a) 35 days after the date the Competing Permitted Bid is made, and (b) the earliest date for take-up and payment of Common Shares under any other Permitted Bid or Competing Permitted Bid then in existence.

Neither a Permitted Bid nor a Competing Permitted Bid is required to be approved by the PotashCorp Board and such bids may be made directly to shareholders. Acquisitions of Voting Shares made pursuant to a Permitted Bid or a Competing Permitted Bid do not give rise to a Flip-in Event.

•	Waiver, Redemption and Amendment. The PotashCorp Board may, at any time prior to the occurrence of a Flip-in Event that would occur by reason of an acquisition of Voting Shares otherwise than pursuant to a take-over bid made by means of a take-over bid circular to all holders of record of Voting Shares or by inadvertence (as outlined in the next two paragraphs below), waive the application of the Shareholder Rights Plan to such Flip-in Event.

The PotashCorp Board may, at any time prior to the occurrence of a Flip-in Event that would occur by reason of a Take-over Bid for all Voting Shares made by means of a take-over bid circular sent to all holders of record of Voting Shares, waive the application of the Shareholder Rights Plan to such Flip-in Event by written notice delivered to the Rights Agent, provided however, that if the PotashCorp Board waives the application of the Shareholder Rights Plan to such Flip-in Event, the PotashCorp Board shall be deemed to have waived the application of the Shareholder Rights Plan to any other Flip-in Event occurring by reason of any Take-over Bid for all Voting Shares which is made by means of a take-over bid circular sent to all holders of record of Voting Shares prior to the expiry, termination or withdrawal of any Take-over Bid in respect of which a waiver is, or is deemed to have been granted.

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The PotashCorp Board may also waive the application of the Shareholder Rights Plan to such Flip-in Event, if the following conditions are satisfied: (a) the PotashCorp Board has determined that the Acquiring Person became an Acquiring Person by inadvertence and without any intention to become, or knowledge that it would become, an Acquiring Person; and (b) such Acquiring Person: (i) has reduced its Beneficial Ownership of Voting Shares such that, at the time of the waiver, it is no longer an Acquiring Person; or (ii) covenants in favour of the Company, on terms acceptable to the PotashCorp Board, to reduce its Beneficial Ownership of Voting Shares within a period of time specified by the PotashCorp Board such that, at the time the waiver becomes effective at the expiry of such period of time, it is no longer an Acquiring Person; and in the event of such waiver, for the purposes of the Shareholder Rights Plan, the Flip-in Event shall be deemed never to have occurred.

At any time prior to the occurrence of a Flip-in Event, the PotashCorp Board may elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.000001 per Right. In the event that, prior to the occurrence of a Flip-in Event, a person acquires Voting Shares pursuant to a Permitted Bid, a Competing Permitted Bid or pursuant to a transaction for which the PotashCorp Board has waived the application of the Shareholder Rights Plan, then the PotashCorp Board shall, immediately upon the consummation of such acquisition, without further formality, be deemed to have elected to redeem the Rights at the redemption price.

Prior to the occurrence of a Flip-in Event, the Company may at any time amend, supplement, vary or delete any of the provisions of the Shareholder Rights Plan and the Rights in its sole discretion by resolution of the PotashCorp Board acting in good faith; provided that no such amendment, supplement, variation or deletion shall be made to the provisions of the Shareholder Rights Plan relating to the Rights Agent except with the written concurrence of the Rights Agent.

•	Term. The Shareholder Rights Plan will terminate from and after the earlier of (a) the date on which the Rights are redeemed or deemed to be redeemed by the PotashCorp Board and (b) six months from the Effective Date, unless the Shareholder Rights Plan is confirmed by the Company’s shareholders at a meeting of shareholders held within six months of the Effective Date, in which case the Shareholder Rights Plan will terminate on the third anniversary of the Effective Date, subject to receipt of regulatory approval.

PERSONS OR ASSETS EMPLOYED, COMPENSATED OR USED

Each of BofA Merrill Lynch, GS and RBC was retained to render financial advisory services to the PotashCorp Board in connection with the analysis and consideration of, and response to, the BHP Offer. PotashCorp will pay each of the Financial Advisors reasonable and customary compensation for their services and will reimburse each of them for their reasonable out-of-pocket expenses. A significant portion of the fees payable to each of the Financial Advisors in connection with their respective engagements related to the BHP Offer is payable on consummation of certain transactions with one or more third parties, including upon consummation of the BHP Offer, in the event the Company does not consummate the BHP Offer and/or if certain other transactions with any party occur before a certain date. PotashCorp has agreed to indemnify each of the Financial Advisors against certain liabilities arising out of or in connection with their engagement.

The opinion of RBC attached to this Director’s Circular as Schedule C (the “RBC Opinion”) states that it is being provided for use of the PotashCorp Board and that it may not be used by any other person or relied upon by any other person other than the PotashCorp Board, without the express prior written consent of RBC. Pursuant to the letter agreement, dated August 13, 2010, between PotashCorp and RBC, RBC has expressly stated that any opinion will be provided solely for the use of the PotashCorp Board and may not be used or relied upon by any other person without the express prior written consent of RBC. Whether or not the RBC Opinion could be relied upon by Shareholders to support a claim against RBC is an issue that, if asserted, would be resolved by a court of competent jurisdiction. The availability of a defense would have no effect on the rights and responsibilities of the PotashCorp Board under applicable Canadian law, or on the rights and responsibilities of the PotashCorp Board or RBC under applicable United States federal securities laws.

The Company has retained Joele Frank, Wilkinson, Brimmer, Katcher (“Joele Frank”), Tulchan Communications LLP (“Tulchan”) and Nightingale Communications (“Nightingale”) to assist it in connection with the Company’s communications with Shareholders with respect to the BHP Offer. Each of Joele Frank, Tulchan and Nightingale will

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. PotashCorp has agreed to indemnify each of Joele Frank and Tulchan against certain liabilities arising out of or in connection with the engagement.

PotashCorp has also retained Fleishman-Hillard Inc. as its government relations advisors (the “Government Relations Advisor”) in connection with the BHP Offer and certain related matters. PotashCorp will pay its Government Relations Advisor reasonable and customary compensation for its services and will reimburse them for its reasonable out-of-pocket expenses. PotashCorp has agreed to indemnify its Government Relations Advisor against certain liabilities arising out of or in connection with the engagement.

PotashCorp has also retained Georgeson and Innisfree as its information agents in connection with the BHP Offer and certain related matters. Each of Georgeson and Innisfree will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. PotashCorp has agreed to indemnify each of Georgeson and Innisfree against certain liabilities arising out of or in connection with the engagement.

Except as set forth above, neither PotashCorp nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to Shareholders in connection with the BHP Offer.

STATUTORY RIGHTS

Securities legislation in certain of the provinces and territories of Canada provides security holders of PotashCorp with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF DIRECTORS’ CIRCULAR

The content of this Directors’ Circular has been approved and the delivery thereof has been authorized by the PotashCorp Board.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

CONSENT OF MERRILL LYNCH CANADA INC.

We hereby consent to the reference to our opinion, dated August 22, 2010, in the Letter to Shareholders enclosed with the circular of the Board of Directors of Potash Corporation of Saskatchewan Inc., dated August 23, 2010 (the “Circular”), and under the captions “Questions and Answers about the Inadequate BHP Offer”, “Summary”, “Analysis and Reasons for the PotashCorp Board’s Conclusion and Recommendation”, “Background to the BHP Offer and Response of PotashCorp” and “Opinions of the Financial Advisors” and to the inclusion of the foregoing opinion in the Circular.

Toronto August 23, 2010	Merrill Lynch Canada Inc.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

August 23, 2010

Board of Directors
Potash Corporation of Saskatchewan Inc.
Suite 500, 122 – 1st Avenue South
Saskatoon, Saskatchewan, Canada, S7K 7G3

Re: Directors’ Circular, dated August 23, 2010, and related Schedule 14D-9 of Potash Corporation of Saskatchewan Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated August 22, 2010 (the “Opinion Letter”), with respect to the adequacy from a financial point of view to the holders (other than the Offeror (as defined in the Opinion Letter) and any of its affiliates) of the outstanding common shares (the “Shares”) of Potash Corporation of Saskatchewan Inc. (the “Company”) of the US$130.00 per Share in cash proposed to be paid to such holders in the Offer (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Offer and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our Opinion Letter in the Directors’ Circular and Schedule 14D-9.

In that regard, we hereby consent to the reference to our Opinion Letter in the cover letter to the above-referenced Directors’ Circular and under the captions “Questions and Answers About the Inadequate BHP Offer”, “Summary”, “Analysis and Reasons for the PotashCorp Board’s Conclusion and Recommendation”, “Background to the BHP Offer and Response of PotashCorp” and “Opinions of the Financial Advisors” and to the inclusion of the Opinion Letter in the above-referenced Directors’ Circular and Schedule 14D-9. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Directors’ Circular and Schedule 14D-9 and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement (including any subsequent amendments to the Directors’ Circular and Schedule 14D-9) or any other document, except in accordance with our prior written consent.

Very truly yours,
(GOLDMAN, SACHS & CO.)

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

CONSENT OF RBC CAPITAL MARKETS

We hereby consent to the reference to our opinion, dated August 22, 2010, in the Letter to Shareholders enclosed with the circular of the Board of Directors of Potash Corporation of Saskatchewan Inc., dated August 23, 2010 (the “Circular”), and under the captions “Questions and Answers about the Inadequate BHP Offer”, “Summary”, “Analysis and Reasons for the PotashCorp Board’s Conclusion and Recommendation”, “Background to the BHP Offer and Response of PotashCorp” and “Opinions of the Financial Advisors” and to the inclusion of the foregoing opinion in the Circular.

Toronto August 23, 2010	RBC Dominion Securities Inc.

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

CERTIFICATE

Dated: August 23, 2010

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors

(Signed) Dallas J. Howe	(Signed) William J. Doyle
Chairman of the Board	Director, President and Chief Executive Officer

REJECT THE BHP OFFER AND DO NOT TENDER YOUR COMMON SHARES

SCHEDULE A
OPINION OF MERRILL LYNCH CANADA INC.

Merrill Lynch Canada Inc.

August 22, 2010

The Board of Directors
Potash Corporation of Saskatchewan Inc.
122 – 1st Avenue South, Suite 500
Saskatoon, Saskatchewan, Canada S7K 7G3

Members of the Board of Directors:

On August 20, 2010, BHP Billiton Development 2 (Canada) Limited (the “Offeror”), a wholly-owned indirect subsidiary of BHP Billiton Plc, commenced an offer to purchase all of the outstanding common shares, no par value (the “Shares”), of Potash Corporation of Saskatchewan Inc. (the “Company”) at a purchase price of US$130.00 per Share in cash (the “Consideration”), upon the terms and subject to the conditions set forth in the offer to purchase and circular (the “Offer and Circular”) and related letter of transmittal (which, together with the Offer and Circular, constitute the “Offer”) contained in the Schedule TO filed by BHP Billiton Plc, BHP Billiton Limited (together, the “Parent”) and the Offeror with the United States Securities and Exchange Commission on August 20, 2010 (the “Schedule TO”). We note that the Offer and Circular provides that, if the Offer is completed, the Offeror intends to enter into one or more transactions (together with the Offer, the “Transactions”) to enable the Offeror or an affiliate of the Offeror to acquire the Shares not acquired pursuant to the Offer.

You have requested our opinion as to the adequacy, from a financial point of view, to the holders of Shares of the Consideration offered to such holders (other than the Offeror and any of its affiliates) in the Offer.

In connection with this opinion, we have, among other things:

(1)	reviewed the Schedule TO (including the Offer and Circular);

(2)	reviewed a draft of the Director’s Circular of the Company, dated August 22, 2010, relating to the Offer;

(3)	reviewed certain publicly available business and financial information relating to the Company;

(4)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (such forecasts, “Company Forecasts”);

(5)	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(6)	discussed with members of the senior management of the Company their assessment of the strategic rationale of the Parent for, and the potential benefits to the Parent of, the Transactions;

(7)	reviewed the trading history for the Shares and a comparison of that trading history with the trading histories of other companies we deemed relevant;

Merrill Lynch Canada Inc. is a subsidiary of Bank of America Corporation
Merrill Lynch Canada Inc.
BCE Place, Wellington Tower
181 Bay Street 4th & 5th Floors
Toronto, ON M5J 2V8

The Board of Directors
Potash Corporation of Saskatchewan Inc.

(8)	compared certain financial and stock market information of the Company and the Parent with similar information of other companies we deemed relevant;

(9)	compared certain financial terms of the Offer to financial terms, to the extent publicly available, of other transactions we deemed relevant; and

(10)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, we have been advised by the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. We have not made or been provided with any independent evaluation or appraisal or geological or technical assessment of the assets or liabilities (contingent or otherwise) of the Company, nor have we made any physical inspection of the properties or assets of the Company. Senior management of the Company has provided to us, in a certificate delivered as of the date hereof, representations regarding, among other things, the accuracy of the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company and the absence of changes thereto.

We express no view or opinion as to any terms or other aspects of the Transactions (other than the Consideration offered to holders of Shares in the Offer, to the extent expressly specified herein), including, without limitation, the form or structure of the Transactions. Our opinion is limited to the adequacy, from a financial point of view, of the Consideration offered to holders of Shares (other than the Offeror and any of its affiliates) in the Offer and no opinion or view is expressed with respect to any consideration received in connection with the Transactions by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the Consideration to be paid in the Transactions or the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of the Company, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transactions in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage. We are not expressing any opinion as to the prices at which the Shares will trade at any time. In addition, we express no opinion or recommendation as to whether any holder of Shares should tender such Shares in connection with the Offer or any related matter.

We have acted as financial advisor to the Company in connection with its consideration of the Offer and other matters pursuant to our engagement by the Company. We have received a fee and expect to receive additional fees for our services in connection with our engagement, including advisory fees that will be payable whether or not the Offer is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, the Parent and certain of their respective affiliates.

The Board of Directors
Potash Corporation of Saskatchewan Inc.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and have received and in the future may receive compensation for the rendering of these services, including (i) having acted as a joint book-running manager with respect to a public offering of the Company’s 5.25% Notes due 2014 (aggregate principal amount US$500,000,000) and 6.50% Notes due 2019 (aggregate principal amount US$500,000,000) in April 2009, and having acted as a joint book-running manager with respect to a public offering of the Company’s 3.75% Notes due 2015 (aggregate principal amount US$500,000,000) and 4.875% Notes due 2020 (aggregate principal amount US$500,000,000) in September 2009, (ii) having acted or acting as lender under certain credit and leasing facilities for the Company, including certain of the Company’s existing revolving credit facilities, and (iii) having provided or providing certain trading and cash management services to the Company.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Parent and certain of its affiliates and have received and in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to the Parent in connection with certain mergers and acquisitions transactions, including advising the Parent on the sale of its Ravensthorpe nickel operations to First Quantum Minerals Ltd., (ii) having acted as a co-manager for the Parent’s 5.50% Senior Notes due 2014 (aggregate principal amount US$1,500,000,000) and 6.50% Senior Notes due 2019 (aggregate principal amount US$1,750,000,000) in March 2009, (iii) having acted or acting as lender under certain credit facilities for the Parent and certain of its affiliates, and (iv) having provided or providing certain trading and cash management services to the Parent and certain of its affiliates. In addition, our UK affiliate, Merrill Lynch International, acts as the Parent’s corporate broker, and certain current and former members of the Parent’s board of directors sit on the advisory board of our Australian affiliate, Merrill Lynch (Australia) Pty Limited.

It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Offer.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration offered to holders of Shares (other than the Offeror and any of its affiliates) pursuant to the Offer is inadequate, from a financial point of view, to such holders.

Very truly yours,

MERRILL LYNCH CANADA INC.

SCHEDULE B
OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

August 22, 2010

Board of Directors
Potash Corporation of Saskatchewan Inc.
Suite 500, 122 – 1st Avenue South
Saskatoon, Saskatchewan, Canada, S7K 7G3

Ladies and Gentlemen

You have requested our opinion as to the adequacy from a financial point of view to the holders (other than the Offeror (as defined below) and any of its affiliates) of the outstanding common shares (the “Shares”) of Potash Corporation of Saskatchewan Inc. (the “Company”) of the US$130.00 per Share in cash (the “Consideration”) proposed to be paid to such holders in the Offer (as defined below). The terms of the offer to purchase and circular dated August 20, 2010 (the “Offer and Circular”) and related letter of transmittal (which, together with the Offer and Circular, constitutes the “Offer”) contained in the Tender Offer Statement on Schedule TO filed by BHP Billiton Limited and BHP Billiton plc (together, the “Parent”) and BHP Billiton Development 2 (Canada) Limited, an indirect wholly owned subsidiary of BHP Billiton plc (the “Offeror”), with the Securities and Exchange Commission on August 20, 2010 (the “Schedule TO”), provide for an offer for all of the Shares pursuant to which, subject to the satisfaction of certain conditions set forth in the Offer, the Offeror will pay the Consideration for each Share accepted. We note that the Offer and Circular provides that, following consummation of the Offer, the Offeror intends to enter into one or more transactions (together with the Offer, the “Transactions”) to enable the Offeror or an affiliate of the Offeror to acquire the Shares not acquired pursuant to the Offer.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, Parent, any of their respective affiliates and third parties or any currency or commodity that may be involved in the Transactions for their own account and for the accounts of their customers. We are acting as financial advisor to the Company in connection with its consideration of the Offer and other matters pursuant to our engagement by the Company. We have received a fee and expect to receive additional fees for our services in connection with our engagement, including advisory fees that will be payable whether or not the Offer is consummated. The Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

Board of Directors
Potash Corporation of Saskatchewan Inc.
August 22, 2010
Page Two

We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including acting as financial advisor on certain matters; as a co-manager with respect to a public offering of the Company’s 5.25% Notes due 2014 (aggregate principal amount US$500,000,000) and 6.50% Notes due 2019 (aggregate principal amount US$500,000,000) in April 2009; and as a co-manager with respect to a public offering of the Company’s 3.75% Notes due 2015 (aggregate principal amount US$500,000,000) and 4.875% Notes due 2020 (aggregate principal amount US$500,000,000) in September 2009. We have provided from time to time and are currently providing certain investment banking services to the Parent and its affiliates for which our Investment Banking Division has received, and may receive, compensation, including acting as a financial advisor on various matters, including the Iron Ore Production Joint Venture with Rio Tinto Limited and Rio Tinto plc announced in June 2009, and the offer made by Parent to acquire Rio Tinto Limited and Rio Tinto plc announced in November 2007 and terminated in November 2008 and, in connection with such offer, as a lead arranger of the Parent’s US$55 billion committed bank financing facility; and as a joint book-runner for the Parent’s 5.50% Senior Notes due 2014 (aggregate principal amount US$1,500,000,000) and 6.50% Senior Notes due 2019 (aggregate principal amount US$1,750,000,000) in March 2009. We may also in the future provide investment banking and other financial advisory services to the Company, the Parent and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things: the Schedule TO (including the Offer and Circular); a draft of the Directors’ Circular of the Company relating to the Offer and certain related documents, in the form approved by you on the date of this opinion; annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009; certain Quarterly Reports on Form 10-Q of the Company; annual reports to shareholders and Annual Reports on Form 20-F of the Parent for the five fiscal years ended June 30, 2009; certain interim reports to shareholders and interim reports filed on Form 6-K of the Parent; certain other communications from the Company and Parent to their respective shareholders; certain publicly available research analyst reports for the Company and Parent; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale of Parent for, and the potential benefits for Parent of, the Transactions and the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company and Parent with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the fertilizer industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with, or reviewed by us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation, appraisal, or geological or technical assessment of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company, Parent or any of their respective subsidiaries and we have not been furnished with any such evaluation, appraisal or assessment. Senior management of the Company has provided to us, in a certificate delivered as of the date hereof, representations regarding, among other things, the accuracy of the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company and the absence of changes thereto.

Board of Directors
Potash Corporation of Saskatchewan Inc.
August 22, 2010
Page Three

Our opinion does not address the relative merits of the Transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the adequacy from a financial point of view, as of the date hereof, of the Consideration proposed to be paid to the holders of Shares (other than the Offeror and any of its affiliates) pursuant to the Offer. We do not express any view on, and our opinion does not address, the fairness, from a financial point of view, of the Consideration or any other term or aspect of the Transactions. In addition, we do not express any view on, and our opinion does not address, the adequacy of the Consideration or any other term or aspect of the Transactions to, or any consideration received in connection therewith by, the Offeror and any of its affiliates, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the adequacy or fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transactions, whether relative to the Consideration proposed to be paid to the holders of Shares pursuant to the Offer or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Offer and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Offer or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration proposed to be paid to the holders of Shares (other than the Offeror and any of its affiliates) pursuant to the Offer is inadequate from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

SCHEDULE C
OPINION OF RBC CAPITAL MARKETS

August 22, 2010

The Board of Directors
Potash Corporation of Saskatchewan Inc.
122 — 1st Avenue South, Suite 500
Saskatoon, Saskatchewan S7K 7G3

To the Board:

RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that BHP Billiton Development 2 (Canada) Limited (the “Offeror”), a wholly-owned indirect subsidiary of BHP Billiton Plc, has made an offer to purchase all of the outstanding common shares (the “Common Shares”)of Potash Corporation of Saskatchewan Inc. (the “Company”) for consideration of US$130 per Common Share in cash (the “Offer”). The terms of the Offer are more fully described in an offer to purchase and circular dated August 20, 2010 (the “Circular”), which will be mailed to holders of Common Shares (the “Shareholders”)in connection with the Offer.

The board of directors of the Company (the “Board”) has retained RBC to provide advice and assistance to the Board in evaluating the Offer, including the preparation and delivery to the Board of RBC’s opinion as to the fairness of the consideration under the Offer from a financial point of view to the Shareholders (other than the Offeror and any of its affiliates) (the “Opinion”). RBC has not prepared a valuation of the Company or any of its securities or assets and the Opinion should not be construed as such.

Engagement

The Board initially contacted RBC regarding a potential advisory assignment in August 2010, and RBC was formally engaged by the Board through an agreement between the Company and RBC dated August 13, 2010 (the “Engagement Agreement”). The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent on a change of control of the Company or certain other events, including the non-completion of the Offer. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and is to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Opinion in its entirety and a summary thereof in the directors’ circular to be mailed to the Shareholders in connection with the Offer (the “Directors’ Circular”) and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in Canada and the United States.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, BHP Billiton Plc and BHP Billiton Limited or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, BHP Billiton Plc, BHP Billiton Limited or the Offer.

Credentials of RBC Capital Markets

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In connection with our Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	the Circular;

2.	the most recent draft, dated August 22, 2010, of the Directors’ Circular (the “Draft Directors’ Circular”);

3.	audited financial statements of the Company for each of the five years ended December 31, 2005, 2006, 2007, 2008 and 2009;

4.	the unaudited interim reports on Form 10-Q of the Company for each of the quarters ended March 31, 2010 and June 30, 2010;

5.	annual reports on Form 10-K of the Company for each of the two years ended December 31, 2008 and 2009;

6.	the Notice of Annual and Special Meeting of Shareholders and Management Proxy Circular of the Company for each of the two years ended December 31, 2008 and 2009;

7.	historical segmented financial information of the Company by business unit for each of the five years ended December 31, 2005, 2006, 2007, 2008 and 2009;

8.	the internal management budget of the Company on a consolidated basis and segmented by business unit for the year ending December 31, 2010;

9.	unaudited projected financial information for the Company on a consolidated basis and segmented by business unit prepared by management of the Company for the years ending December 31, 2010 through December 31, 2016;

10.	discussions with senior management of the Company;

11.	discussions with the Company’s legal counsel;

12.	publicly available information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

13.	publicly available information with respect to other transactions of a comparable nature considered by us to be relevant;

14.	publicly available information regarding the global fertilizer industry;

15.	representations contained in a certificate addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Opinion is based; and

16.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

RBC CAPITAL MARKETS

RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC. As the auditors of the Company declined to permit RBC to rely upon information provided by them as part of a due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the consolidated financial statements of the Company and the reports of the auditors thereon.

Assumptions and Limitations

With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the “Information”). The Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, a senior officer of the Company or in writing by the Company or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to RBC for the purpose of preparing the Opinion was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not, at the date hereof, contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Offer and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Offer necessary to make the Information or any statement therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof.

In preparing the Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Offer will be met and that the disclosure provided or incorporated by reference in the Circular and Draft Directors’ Circular with respect to the Company, its subsidiaries and affiliates and the Offer is accurate in all material respects. RBC has relied upon, without independent verification, the Company’s estimates of the reserve base, production profile, capacity expansion and cost estimates of the Company. In addition, RBC has not made an independent evaluation, appraisal or geological or technical assessment of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and RBC has not been furnished with any such evaluation, appraisal or assessment.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company. In its analyses and in preparing the Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Offer. The Opinion does not address the relative merits of the Offer as compared to other strategies or transactions that might be available to the Company or in which the Company might engage. RBC is not expressing any opinion as to the prices at which the Common Shares will trade at any time.

The Opinion has been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC. The Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to RBC’s attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion, RBC reserves the right to change, modify or withdraw the Opinion.

RBC CAPITAL MARKETS

RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Opinion is not to be construed as a recommendation to any Shareholder as to whether to tender Common Shares to the Offer.

Conclusion

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Offer is inadequate from a financial point of view to the Shareholders (other than the Offeror and any of its affiliates).

Yours very truly,

RBC DOMINION SECURITIES INC.

RBC CAPITAL MARKETS

SCHEDULE D
ISSUANCES OF SECURITIES OF POTASHCORP

Common Shares

		Common Shares	Price per
Name	Nature of Issue	Issued(1)	Common Share(2)	Date Issued

Daphne J. Arnason	Exercise of Options	12,000	Cdn.$17.06	September 22, 2008
	Exercise of Options	14,400	Cdn.$10.70	September 25, 2009
Clark Bailey	Exercise of Options	1,500	$33.67	February 9, 2010
	Exercise of Options	2,000	$33.67	March 15, 2010
Karen G. Chasez	Exercise of Options	5,000	$29.41	March 27, 2009
	Exercise of Options	5,000	$29.41	May 1, 2009
	Exercise of Options	5,000	$29.41	May 13, 2009
	Exercise of Options	5,000	$29.41	November 12, 2009
	Exercise of Options	5,000	$29.41	November 23, 2009
	Exercise of Options	6,000	$29.41	March 17, 2010
G. David Delaney	Exercise of Options	40,000	$29.41	September 30, 2008
	Exercise of Options	15,000	$29.41	March 15, 2010
Stephen F. Dowdle	Exercise of Options	1,000	$11.00	August 27, 2008
	Exercise of Options	1,000	$11.00	September 22, 2008
	Exercise of Options	1,000	$11.00	November 25, 2008
	Exercise of Options	1,000	$11.00	January 23, 2009
William J. Doyle	Exercise of Options	50,000	$11.31	October 24, 2008
	Exercise of Options	80,000	$11.31	October 28, 2008
	Exercise of Options	60,000	$11.31	October 29, 2008
	Exercise of Options	100,000	$10.16	December 22, 2008
	Exercise of Options	10,000	$10.16	May 17, 2010
	Exercise of Options	10,000	$10.16	May 18, 2010
	Exercise of Options	10,000	$10.16	May 19, 2010
	Exercise of Options	5,400	$10.16	May 26, 2010
	Exercise of Options	25,000	$10.16	May 27, 2010
	Exercise of Options	9,300	$10.16	May 28, 2010
	Exercise of Options	10,700	$10.16	June 2, 2010
	Exercise of Options	8,500	$10.16	June 7, 2010
	Exercise of Options	20,000	$10.16	June 9, 2010
	Exercise of Options	20,000	$10.16	June 11, 2010
	Exercise of Options	19,300	$10.16	June 14, 2010
	Exercise of Options	10,000	$10.16	June 15, 2010
	Exercise of Options	22,400	$10.16	June 17, 2010
	Exercise of Options	100	$10.16	June 18, 2010
	Exercise of Options	8,600	$10.16	June 21, 2010
	Exercise of Options	6,600	$10.16	June 22, 2010
Michael Hogan	Exercise of Options	2,430	Cdn.$17.17	June 11, 2009
	Exercise of Options	4,500	Cdn.$36.64	June 11, 2009
Dallas J. Howe	Exercise of Options	21,600	Cdn.$10.70	September 28, 2009
Barbara Jane Irwin	Exercise of Options	15,000	$10.16	September 28, 2009
	Exercise of Options	18,400	$10.50	June 9, 2010
Jeffrey J. McCaig	Exercise of Options	4,850	Cdn.$16.36	December 21, 2009
Bernie Rock	Exercise of Options	1,500	$13.17	November 4, 2008
	Exercise of Options	2,500	$13.17	May 4, 2009
	Exercise of Options	3,500	$13.17	May 20, 2009
	Exercise of Options	4,416	$13.17	February 18, 2010
	Exercise of Options	10,000	$29.41	March 15, 2010

Notes:

(1)	Under the PotashCorp Shareholder Rights Plan (the “Plan”), one right was issued in respect of each Common Shares then outstanding, including those held by directors and officers of the Corporation, and have been issued with each Common Share issued subsequent to the adoption of the Plan.

(2)	In U.S. dollars unless otherwise noted.

D-1

Options

	No. of Options
Name	Granted	Exercise Price(1)	Date Granted	Expiry Date

Daphne J. Arnason	6,900	Cdn.$111.95	May 7, 2009	May 7, 2019
	4,600	Cdn.$105.01	May 6, 2010	May 6, 2020
Clark Bailey	6,900	$96.04	May 7, 2009	May 7, 2019
	4,600	$102.14	May 6, 2010	May 6, 2020
Wayne R. Brownlee	31,000	Cdn.$111.95	May 7, 2009	May 7, 2019
	20,100	Cdn.$105.01	May 6, 2010	May 6, 2020
Karen G. Chasez	6,900	$96.04	May 7, 2009	May 7, 2019
	4,600	$102.14	May 6, 2010	May 6, 2020
G. David Delaney	15,500	$96.04	May 7, 2009	May 7, 2019
	10,000	$102.14	May 6, 2010	May 6, 2020
Stephen F. Dowdle	6,900	$96.04	May 7, 2009	May 7, 2019
	4,600	$102.14	May 6, 2010	May 6, 2020
William J. Doyle	115,000	$96.04	May 7, 2009	May 7, 2019
	75,200	$102.14	May 6, 2010	May 6, 2020
Michael Hogan	6,900	Cdn.$111.95	May 7, 2009	May 7, 2019
	4,600	Cdn.$105.01	May 6, 2010	May 6, 2020
John R. Hunt	6,900	$96.04	May 7, 2009	May 7, 2019
	4,600	$102.14	May 6, 2010	May 6, 2020
Barbara Jane Irwin	15,500	$96.04	May 7, 2009	May 7, 2019
	10,000	$102.14	May 6, 2010	May 6, 2020
Robert A. Jaspar	6,900	Cdn.$111.95	May 7, 2009	May 7, 2019
	4,600	Cdn.$105.01	May 6, 2010	May 6, 2020
Garth W. Moore	15,500	Cdn.$111.95	May 7, 2009	May 7, 2019
	10,000	Cdn.$105.01	May 6, 2010	May 6, 2020
Joseph A. Podwika	15,500	$96.04	May 7, 2009	May 7, 2019
	10,000	$102.14	May 6, 2010	May 6, 2020
Thomas J. Regan, Jr.	15,500	$96.04	May 7, 2009	May 7, 2019
	10,000	$102.14	May 6, 2010	May 6, 2020
Bernard Rock	6,900	$96.04	May 7, 2009	May 7, 2019
	4,600	$102.14	May 6, 2010	May 6, 2020
Denis A. Sirois	6,900	Cdn.$111.95	May 7, 2009	May 7, 2019
	4,600	Cdn.$105.01	May 6, 2010	May 6, 2020

Notes:

(1)	In U.S. dollars unless otherwise noted.

D-2

QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE INFORMATION IN
THIS DOCUMENT SHOULD BE DIRECTED TO THE INFORMATION AGENTS:

In Canada:	In the United States (and elsewhere outside of Canada):

100 University Avenue 11th Floor, South Tower Toronto, Ontario M5J 2Y1 North American Toll Free Number: 1-866-425-8527	501 Madison Avenue, 20th Floor
New York, New York 10022 USA

Shareholders Call Toll-free in the United
States: 1-877-717-3923

Free phone in the E.U.: 00-800-7710-9970

Banks, Brokers and from Other Locations
Call: 1-212-750-5833

The Director’s Circular Contains a UNANIMOUS Recommendation by the Board of Directors of PotashCorp that Shareholders REJECT the BHP Offer and

NOT TENDER their Common Shares to the Inadequate BHP Offer.